AGREEMENT AND PLAN
                                    OF MERGER


                                     between


                             SOVEREIGN BANCORP, INC.


                                       and


                                  BANKERS CORP.


                                February 5, 1997

                                    AGREEMENT

                                TABLE OF CONTENTS

                                                                          PAGE

         BACKGROUND........................................................  1

         AGREEMENT.........................................................  1

                                    ARTICLE I
                                   THE MERGERS

         Section 1.01  DEFINITIONS.........................................  1

         Section 1.02  THE MERGER..........................................  6

         Section 1.03  THE BANK MERGER..................................... 11

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF BANKERS

         Section 2.01  ORGANIZATION........................................ 12

         Section 2.02  CAPITALIZATION...................................... 13

         Section 2.03  AUTHORITY; NO VIOLATION............................. 14

         Section 2.04  CONSENTS............................................ 15

         Section 2.05  FINANCIAL STATEMENTS................................ 15

         Section 2.06  TAXES............................................... 16

         Section 2.07  NO MATERIAL ADVERSE EFFECT.......................... 16

         Section 2.08  CONTRACTS........................................... 16

         Section 2.09  OWNERSHIP OF PROPERTY; INSURANCE COVERAGE........... 17

         Section 2.10  LEGAL PROCEEDINGS................................... 18

         Section 2.11  COMPLIANCE WITH APPLICABLE LAW...................... 18

         Section 2.12  ERISA............................................... 19





                                       (i)

         Section 2.13  BROKERS, FINDERS AND FINANCIAL ADVISORS............. 20

         Section 2.14  ENVIRONMENTAL MATTERS............................... 20

         Section 2.15  LOAN PORTFOLIO...................................... 20

         Section 2.16  INFORMATION TO BE SUPPLIED.......................... 20

         Section 2.17  SECURITIES DOCUMENTS................................ 21

         Section 2.18  RELATED PARTY TRANSACTIONS.......................... 21

         Section 2.19  SCHEDULE OF TERMINATION BENEFITS.................... 21

         Section 2.20  LOANS............................................... 22

         Section 2.21  ANTITAKEOVER PROVISIONS INAPPLICABLE................ 22

         Section 2.22  QUALITY OF REPRESENTATIONS.......................... 22

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF SOVEREIGN

         Section 3.01  ORGANIZATION........................................ 22

         Section 3.02  CAPITAL STRUCTURE................................... 23

         Section 3.03  AUTHORITY; NO VIOLATION............................. 23

         Section 3.04  CONSENTS............................................ 24

         Section 3.05  FINANCIAL STATEMENTS................................ 25

         Section 3.06  TAXES............................................... 25

         Section 3.07  NO MATERIAL ADVERSE EFFECT.......................... 25

         Section 3.08  OWNERSHIP OF PROPERTY; INSURANCE COVERAGE........... 26

         Section 3.09  LEGAL PROCEEDINGS................................... 26

         Section 3.10  COMPLIANCE WITH APPLICABLE LAW...................... 26

         Section 3.11  INFORMATION TO BE SUPPLIED.......................... 27

         Section 3.12  ERISA............................................... 27




                                      (ii)

         Section 3.13  SECURITIES DOCUMENTS................................ 28

         Section 3.14  ENVIRONMENTAL MATTERS............................... 28

         Section 3.15  LOAN PORTFOLIO...................................... 28

         Section 3.16  BROKERS AND FINDERS................................. 29

         Section 3.17  LOANS............................................... 29

         Section 3.18  QUALITY OF REPRESENTATIONS.......................... 29

                                   ARTICLE IV
                            COVENANTS OF THE PARTIES

         Section 4.01  CONDUCT OF BANKERS' BUSINESS........................ 29

         Section 4.02  ACCESS; CONFIDENTIALITY............................. 32

         Section 4.03  REGULATORY MATTERS AND CONSENTS..................... 33

         Section 4.04  TAKING OF NECESSARY ACTION.......................... 34

         Section 4.05  CERTAIN AGREEMENTS.................................. 35

         Section 4.06  NO OTHER BIDS AND RELATED MATTERS................... 36

         Section 4.07  DUTY TO ADVISE; DUTY TO UPDATE BANKERS'
                       DISCLOSURE SCHEDULE................................. 36

         Section 4.08  CONDUCT OF SOVEREIGN'S BUSINESS..................... 37

         Section 4.09  BOARD AND COMMITTEE MINUTES......................... 37

         Section 4.10  UNDERTAKINGS BY SOVEREIGN AND BANKERS............... 37

         Section 4.11  EMPLOYEE BENEFITS AND TERMINATION BENEFITS.......... 39

         Section 4.12  DUTY TO ADVISE; DUTY TO UPDATE SOVEREIGN'S
                       DISCLOSURE SCHEDULE................................. 41

         Section 4.13  AFFILIATE LETTER.................................... 41

         Section 4.14  PUBLICATION OF COMBINED FINANCIAL RESULTS........... 41






                                      (iii)

                                    ARTICLE V
                                   CONDITIONS

         Section 5.01  CONDITIONS TO BANKERS' OBLIGATIONS
                       UNDER THIS AGREEMENT................................ 42

         Section 5.02  CONDITIONS TO SOVEREIGN'S OBLIGATIONS
                       UNDER THIS AGREEMENT................................ 43

                                   ARTICLE VI
                        TERMINATION, WAIVER AND AMENDMENT

         Section 6.01  TERMINATION......................................... 45

         Section 6.02  EFFECT OF TERMINATION............................... 47

                                   ARTICLE VII
                                  MISCELLANEOUS

         Section 7.01  EXPENSES............................................ 48

         Section 7.02  NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES...... 48

         Section 7.03  AMENDMENT, EXTENSION AND WAIVER..................... 48

         Section 7.04  ENTIRE AGREEMENT.................................... 48

         Section 7.05  NO ASSIGNMENT....................................... 48

         Section 7.06  NOTICES............................................. 49

         Section 7.07  CAPTIONS............................................ 50

         Section 7.08  COUNTERPARTS........................................ 50

         Section 7.09  SEVERABILITY........................................ 50

         Section 7.10  GOVERNING LAW....................................... 50


Exhibit 1                  Bankers' Affiliate Agreement
Exhibit 2                  Stock Option Agreement
Exhibit 3                  Bank Plan of Merger
Exhibit 4                  Form of Agreement Re:  Benefits
Exhibit 5                  Form of Opinion of Sovereign's Counsel
Exhibit 6                  Form of Tax Opinion of Sovereign's
                           Counsel
Exhibit 7                  Form of Opinion of Bankers' Counsel




                                      (iv)

                                    AGREEMENT
                                    ---------

                  THIS AGREEMENT AND PLAN OF MERGER, dated as of February 5, 1997, is made by and between SOVEREIGN BANCORP, INC. ("Sovereign"), a Pennsylvania corporation, having its principal place of business in Wyomissing, Pennsylvania, and BANKERS CORP. ("Bankers"), a New Jersey corporation, having its principal place of business in Perth Amboy, New Jersey.

                                   BACKGROUND
                                   ----------

                  1. Sovereign and Bankers desire for Bankers to merge with and into Sovereign, with Sovereign surviving such merger, in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of New Jersey, and in accordance with the plan of merger set forth herein.

                  2. At or prior to the execution and delivery of this Agreement, (a) certain directors and officers of Bankers and affiliates of Bankers, each have executed in favor of Sovereign, a Letter Agreement dated February 5, 1997, in the form attached hereto as Exhibit 1, and (b) Bankers granted to Sovereign an option to acquire, under certain circumstances, Bankers' common stock (the "Sovereign Option") pursuant to a Stock Option Agreement between Sovereign and Bankers dated February 5, 1997, attached hereto as Exhibit 2.

                  3. Sovereign desires to merge Bankers Savings, a New Jersey chartered savings bank and a wholly-owned subsidiary of Bankers ("Bankers Savings"), into and with Sovereign Bank, FSB, a federal savings bank and a wholly-owned subsidiary of Sovereign ("Sovereign Bank"), with Sovereign Bank surviving such merger in accordance with the Bank Plan of Merger in the form attached hereto as Exhibit 3.

                  4. Sovereign and Bankers desire to provide the terms and conditions governing the transactions contemplated herein.

                                    AGREEMENT
                                    ---------

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                    ARTICLE I
                                   THE MERGERS
                                   -----------

                  Section 1.01 DEFINITIONS. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                           AFFILIATE means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

                           AGREEMENT means this agreement, and any amendment or supplement hereto, which constitutes a "plan of merger" between Sovereign and Bankers.

                           APPLICABLE EXCHANGE RATIO shall have the meaning given to such term in Section 1.02(e)(ii)(A).

                           APPLICATIONS means the applications for regulatory approval which are required by the transactions contemplated hereby.

                           ARTICLES OF MERGER means the articles of merger to be executed by Sovereign and Bankers and to be filed in the PDS and the NJSOS, in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of New Jersey.

                           BANK MERGER means the merger of Bankers Savings with and into Sovereign Bank, with Sovereign Bank surviving such merger, contemplated by Section 1.03 of this Agreement.

                           BANK PLAN OF MERGER has the meaning given to that term in Section 1.03 of this Agreement.

                           BANKERS COMMON STOCK means the common stock of Bankers described in Section 2.02(a).

                           BANKERS DISCLOSURE SCHEDULE means a disclosure schedule delivered by Bankers to Sovereign pursuant to Article II of this Agreement.

                           BANKERS FINANCIALS means (i) the audited consolidated financial statements of Bankers as of December 31, 1995 and for the three years ended December 31, 1995, including the notes thereto, (ii) the unaudited interim consolidated financial statements of Bankers as of each calendar quarter thereafter included in Securities Documents filed by Bankers and (iii) the unaudited preliminary consolidated financial statements of Bankers as of December 31, 1996, and for the twelve-month period then ended, including the preliminary notes thereto.

                           BANKERS REGULATORY REPORTS means the Annual Reports of Bankers on Form FR Y-6, any Current Report of Bankers on Form FR Y-9C and FR Y-LP filed with the FRB and the NJDB from December 31, 1994 through the Closing Date and the Reports of Condition and Income of Bankers Savings and accompanying schedules for each calendar quarter, beginning with the quarter ended December 31, 1994, through the Closing Date.

                           BANKERS SUBSIDIARIES means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Bankers, except any corporation the stock of which is held in the ordinary course of the lending activities of Bankers Savings.

                           BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

                           BHC ACT means the Bank Holding Company Act of 1956, as amended.

                           CLOSING DATE means the date determined by Sovereign, in its sole discretion, upon five (5) days prior written notice to Bankers, but in no event later than thirty (30) days after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as Sovereign and Bankers shall agree.

                           EFFECTIVE DATE means the date upon which the Articles of Merger shall be filed in the PDS and the NJSOS, and shall be the same as the Closing Date.

                           ENVIRONMENTAL LAW means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

                           ERISA means the Employee Retirement Income Security Act of 1974, as amended.

                           EXCHANGE ACT means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

                           FDIA means the Federal Deposit Insurance Act, as amended.

                           FDIC means the Federal Deposit Insurance Corporation.

                           FRB means the Federal Reserve Board.

                           GAAP means generally accepted accounting principles as in effect at the relevant date.

                           HOLA means the Home Owners' Loan Act of 1933, as amended.

                           IRC means the Internal Revenue Code of 1986, as amended.

                           IRS means the Internal Revenue Service.

                           MATERIAL ADVERSE EFFECT shall mean, with respect to Sovereign or Bankers, any adverse effect on its assets, financial condition or results of operations which is material to its assets, financial condition or results of operations on a consolidated basis, except for any material adverse effect caused by (i) any change in the value of the respective investment portfolios of Sovereign or Bankers resulting from a change in interest rates generally or (ii) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any changes affecting the Bank Insurance Fund or the Savings Association Insurance Fund.

                           MERGER means the merger of Bankers with and into Sovereign, with Sovereign surviving such merger, contemplated by this Agreement.

                           NJBCA means the New Jersey Business Corporation Act, as amended.

                           NJDB means the Department of Banking of the State of New Jersey.

                           NJSOS means the Office of the Secretary of State of the State of New Jersey.

                           OTS means the Office of Thrift Supervision.

                           PDS means the Department of State of the Commonwealth of Pennsylvania.

                           PERSON means any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).

                           PROSPECTUS/PROXY STATEMENT means the prospectus/proxy statement, together with any supplements thereto, to be transmitted to holders of Bankers Common Stock and Sovereign Common Stock in connection with the transactions contemplated by this Agreement.

                           REGISTRATION STATEMENT means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Sovereign Common Stock and Sovereign Stock Purchase Rights to be issued in connection with the transactions contemplated by this Agreement.

                           REGULATORY AGREEMENT has the meaning given to that term in Section 2.11 of this Agreement.

                           REGULATORY AUTHORITY means any banking agency or department of any federal or state government, including without limitation the OTS, the FDIC, the NJDB, the FRB, or the respective staffs thereof.

                           RIGHTS means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

                           SEC means the Securities and Exchange Commission.

                           SECURITIES ACT means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

                           SECURITIES DOCUMENTS means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

                           SECURITIES LAWS means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

                           SOVEREIGN COMMON STOCK has the meaning given to that term in Section 3.02(a) of this Agreement.

                           SOVEREIGN DISCLOSURE SCHEDULE means a disclosure schedule delivered by Sovereign to Bankers pursuant to Article III of this Agreement.

                           SOVEREIGN FINANCIALS means (i) the audited consolidated financial statements of Sovereign as of December 31, 1995 and for the three years ended December 31, 1995, including the notes thereto, (ii) the unaudited interim consolidated financial statements of Sovereign as of each calendar quarter thereafter included in Securities Documents filed by Sovereign, and (iii) the preliminary unaudited consolidated financial statements of Sovereign as of December 31, 1996 and for the twelve month period then ended, including the preliminary notes thereto.

                           SOVEREIGN MARKET PRICE means, as of any date, the average of the mean between the closing high bid and low asked prices of a share of Sovereign Common Stock, as reported on the National Association of Securities Dealers Automated Quotation System (Nasdaq) National Market System.

                           SOVEREIGN MARKET VALUE means, as of any date, the average of the mean between the closing high bid and low asked prices of a share of Sovereign Common Stock, as reported on the National Association of Securities Dealers Automated Quotation System (Nasdaq) National Market System, for the fifteen consecutive trading days commencing sixteen (16) trading days prior to the date of determination.

                           SOVEREIGN OPTION means the option granted to Sovereign to acquire shares of Bankers Common Stock referenced in the recitals to this Agreement.

                           SOVEREIGN REGULATORY REPORTS means the Annual Reports of Sovereign on Form H(b)-11, any Current Report of Sovereign on Form H(b)-11 filed with the OTS from December 31, 1994 through the Closing Date and the Thrift Financial Reports of Sovereign and accompanying schedules for each calendar quarter, beginning with the quarter ended December 31, 1994, through the Closing Date.

                           SOVEREIGN RIGHTS AGREEMENT means the Rights Agreement dated as of September 19, 1989, as amended September 27, 1995, between Sovereign and Chemical Bank, as rights agent, relating to Sovereign's Series A Junior Participating Preferred Stock.

                           SOVEREIGN STOCK PURCHASE RIGHTS means Rights to purchase a unit of Sovereign's Series A Junior Participating Preferred Stock in accordance with the terms of the Sovereign Rights Agreement.

                           SOVEREIGN SUBSIDIARIES means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Sovereign, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

                           SUBSIDIARY means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

                  Section 1.02  THE MERGER.

                           (a) CLOSING. The closing will take place at 10:00
a.m. on the Closing Date at the offices of Stevens & Lee, 111 North Sixth Street, Reading, Pennsylvania, unless another time and place are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V have been satisfied or waived at or prior to the Closing Date. On the Closing Date, Bankers and Sovereign shall cause the Articles of Merger to be duly executed and to be filed in the PDS and the NJSOS.

                           (b) THE MERGER. Subject to the terms and conditions
of this Agreement, on the Effective Date: Bankers shall merge with and into Sovereign; the separate existence of Bankers shall cease; Sovereign shall be the surviving corporation in the Merger; and all of the property (real, personal and mixed), rights, powers and duties and obligations of Bankers shall be taken and deemed to be transferred to and vested in Sovereign, as the surviving corporation in the Merger, without further act or deed; all debts, liabilities and duties of each of Bankers and Sovereign shall thereafter be the responsibility of Sovereign as the surviving corporation; all in accordance with the applicable laws of the Commonwealth of Pennsylvania and the State of New Jersey.

                           (c) SOVEREIGN'S ARTICLES OF INCORPORATION AND BYLAWS.
On and after the Effective Date, the articles of incorporation and the bylaws of Sovereign, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of Sovereign, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

                           (d) BOARD OF DIRECTORS AND OFFICERS OF SOVEREIGN AND
SOVEREIGN BANK.

                                    (i) On the Effective Date, the Board of
Directors of Sovereign, as the surviving corporation in the Merger, shall consist of those persons holding such office immediately prior to the Effective Date.

                                    (ii) On the Effective Date, the officers of
Sovereign duly elected and holding office immediately prior to the Effective Date shall be the officers of Sovereign, as the surviving corporation in the Merger, existing on such Effective Date.

                                    (iii) On the effective date of the Bank
Merger, the directors of Sovereign Bank as the surviving institution in the Bank Merger shall consist of (i) those persons holding such office immediately prior to the Effective Date and (ii) Joseph P. Gemmell. Sovereign shall cause Mr. Gemmell to be appointed as a director of Sovereign Bank effective as of the effective date of the Bank Merger. Mr. Gemmell shall be appointed to hold office until the 1998 annual reorganization meeting of the Board of Directors of Sovereign Bank and until his successor is elected and qualified or otherwise in accordance with Sovereign Bank's charter and bylaws. Sovereign agrees to use its best efforts to cause Mr. Gemmell to be renominated as a director of Sovereign Bank for election at the 1998 and 1999 annual reorganization meetings of the Board of Directors of Sovereign Bank and agrees to vote its shares of Sovereign Bank in favor of such election at such meetings.

                                    (iv) On the effective date of the Bank
Merger, the officers of Sovereign Bank duly elected and holding office immediately prior to such effective date shall be the officers of Sovereign Bank, as the surviving corporation in the Bank Merger.

                           (e)      CONVERSION OF SHARES.

                                    (i)     SOVEREIGN COMMON STOCK.

                                            (A) Each share of Sovereign Common
         Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of Sovereign Common Stock. Shares of Sovereign Common Stock owned by Bankers (other than shares held in trust, managed, custodial or nominee accounts and the like or held by mutual funds for which a subsidiary of Bankers acts as investment advisor, that in any such case are beneficially owned by third parties (any such shares, "trust account shares") and shares acquired in respect of debts previously contracted (any such shares, "DPC shares")) shall become treasury stock of Sovereign.

                                            (B) Each share of Sovereign Common
         Stock issued and held in the treasury of Sovereign as of the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of Sovereign.

                                    (ii)  BANKERS COMMON STOCK.

                                            (A) Subject to the provisions of
         subparagraphs (B), (C) and (D) of this Section 1.02(e)(ii), each share of Bankers Common Stock issued and outstanding immediately prior to the Effective Date (other than shares of Bankers Common Stock, if any, then owned by Sovereign or Bankers or any Bankers Subsidiary) shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive:

                                                     (i) if the Sovereign Market
                  Value determined as of the Effective Date is greater than or equal to $11.00 and less than or equal to $16.50, then that number of shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement, equal to $25.50 divided by the Sovereign Market Value determined as of the Effective Date;

                                                     (ii) if the Sovereign
                  Market Value determined as of the Effective Date is less than $11.00, then 2.318 shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement; or

                                                     (iii) if the Sovereign
                  Market Value determined as of the Effective Date is greater than $16.50, then 1.545 shares of fully paid and nonassessable shares of Sovereign Common Stock, and the corresponding percentage of Sovereign Stock Purchase Rights pursuant to the Sovereign Rights Agreement (as determined pursuant to any of Sections 1.02(e)(ii)(A)(i), 1.02(e)(ii)(A)(ii) or
                  1.02(e)(ii)(A)(iii), the "Applicable Exchange Ratio").

                                            (B) Each share of Bankers Common
         Stock (other than trust account shares or DPC shares) owned by Sovereign or a Sovereign Subsidiary on the Effective Date, if any, shall be cancelled.

                                            (C) Each share of Bankers Common
         Stock issued and held in the treasury of Bankers or owned by Bankers or any Bankers Subsidiary (other than trust account shares or DPC shares) as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

                                            (D) No fraction of a whole share of
         Sovereign Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of Bankers Common Stock who would otherwise be entitled to receive a fraction of a share of Sovereign Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the Sovereign Market Price determined as of the Effective Date.

                           (f) STOCK OPTIONS. Each option to acquire Bankers
Common Stock shall be converted into and become an option to acquire that number of shares of Sovereign Common Stock equal to the number of shares of Bankers Common Stock covered by the option multiplied by the Applicable Exchange Ratio and the exercise price for a whole share of Sovereign Common Stock shall be the present stated exercise price of such option divided by the Applicable Exchange Ratio, such shares to be issuable upon exercise of such options in accordance with the terms of the respective plans and grant agreements under which they were issued.

                           (g) SURRENDER AND EXCHANGE OF BANKERS STOCK
CERTIFICATES.

                                    (i) EXCHANGE OF CERTIFICATES. Each holder of
         shares of Bankers Common Stock who surrenders to Sovereign (or its agent) the certificate or certificates representing such shares will be entitled to receive, as soon as practicable after the Effective Date, in exchange therefor a certificate or certificates for the number of whole shares of Sovereign Common Stock into which such holder's shares of Bankers Common Stock have been converted pursuant to the Merger, together with a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(D) hereof.

                                    (ii) RIGHTS EVIDENCED BY CERTIFICATES. Each
         certificate for shares of Sovereign Common Stock issued in exchange for certificates for Bankers Common Stock pursuant to Section 1.02(g)(i) hereof will be dated the Effective Date and be entitled to dividends and all other rights and privileges pertaining to such shares of stock from and after the Effective Date. Until surrendered, each certificate theretofore evidencing shares of Bankers Common Stock will, from and after the Effective Date, evidence solely the right to receive certificates for shares of Sovereign Common Stock pursuant to Section 1.02(g)(i) hereof and a check for cash in lieu of any fractional share in accordance with Section 1.02(e)(ii)(D) hereof. If certificates for shares of Bankers Common Stock are exchanged for Sovereign Common Stock at a date following one or more record dates for the payment of dividends or of any other distribution on the shares of Sovereign Common Stock, Sovereign will pay cash in an amount equal to dividends theretofore payable on such Sovereign Common Stock and pay or deliver any other distribution to which holders of shares of Sovereign Common Stock have theretofore become entitled. No interest will accrue or be payable in respect of dividends or cash otherwise payable under this
         Section 1.02(g) upon surrender of certificates for shares of Bankers Common Stock. Notwithstanding the foregoing, no party hereto will be liable to any holder of Bankers Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as certificates for shares of Bankers Common Stock are surrendered by a Bankers shareholder to Sovereign for exchange, Sovereign shall have the right to withhold dividends or any other distributions on the shares of Sovereign Common Stock issuable to such shareholder.

                                    (iii) EXCHANGE PROCEDURES. Each certificate
         for shares of Bankers Common Stock delivered for exchange under this
         Section 1.02(g) must be endorsed in blank by the registered holder thereof or be accompanied by a power of attorney to transfer such shares endorsed in blank by such holder. If more than one certificate is surrendered at one time and in one transmittal package for the same shareholder account, the number of whole shares of Sovereign Common Stock for which certificates will be issued pursuant to this Section 1.02(g) will be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. If shares of Sovereign Common Stock or payments of cash are to be issued or made to a person other than the one in whose name the surrendered certificate is registered, the certificate so surrendered must be properly endorsed in blank, with signature(s) guaranteed, or otherwise in proper form for transfer, and the person to whom certificates for shares of Sovereign Common Stock is to be issued or to whom cash is to be paid shall pay any transfer or other taxes required by reason of such issuance or payment to a person other than the registered holder of the certificate for shares of Bankers Common Stock which are surrendered. As promptly as practicable after the Effective Date, Sovereign shall send or cause to be sent to each shareholder of record of Bankers Common Stock transmittal materials for use in exchanging certificates representing Bankers Common Stock for certificates representing Sovereign Common Stock into which the former have been converted in the Merger. Certificates representing shares of Sovereign Common Stock and checks for cash in lieu of fractional shares shall be mailed to former shareholders of Bankers as soon as reasonably possible but in no event later than fifteen (15) business days following the receipt of certificates representing former shares of Bankers Common Stock (except in the case of share certificates containing a restrictive legend or with respect to which stop transfer instructions pertain) duly endorsed or accompanied by the materials referenced herein and delivered by certified mail, return receipt requested (but in no event earlier than the second business day following the Effective Date).

                                    (iv) CLOSING OF STOCK TRANSFER BOOKS;
         CANCELLATION OF BANKERS CERTIFICATES. Upon the Effective Date, the stock transfer books for Bankers Common Stock will be closed and no further transfers of shares of Bankers Common Stock will thereafter be made or recognized. All certificates for shares of Bankers Common Stock surrendered pursuant to this Section 1.02(g) will be cancelled by Sovereign.

                           (h) INTENTIONALLY OMITTED.

                           (i) ANTI-DILUTION PROVISIONS. If, on the Effective
Date, (i) the Applicable Exchange Ratio is determined pursuant to either Section 1.02(e)(ii)(A)(ii) or 1.02(e)(ii)(A)(iii), (ii) Sovereign has, at any time after the date hereof and before the Effective Date, (A) issued a dividend in shares of Sovereign Common Stock, (B) combined the outstanding shares of Sovereign Common Stock into a smaller number of shares, (C) subdivided the outstanding shares of Sovereign Common Stock, or (D) reclassified the shares of Sovereign Common Stock, and (iii) the Applicable Exchange Ratio would have been determined under the same section if such dividend, combination, subdivision or reclassification had not occurred (determined by appropriate mathematical adjustment of the actual Applicable Exchange Ratio), then the number of shares of Sovereign Common Stock to be delivered pursuant to Sections

1.02(e)(ii)(A)(ii) or 1.02(e)(ii)(A)(iii) to Bankers shareholders who are entitled to receive shares of Sovereign Common Stock in exchange for shares of Bankers Common Stock shall be adjusted so that each Bankers shareholder shall be entitled to receive such number of shares of Sovereign Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event. (By way of illustration, if Sovereign shall declare a stock dividend of 7% payable with respect to a record date on or prior to the Effective Date and the conditions set forth above are satisfied, the Applicable Exchange Ratio determined pursuant to Sections 1.02(e)(ii)(A)(ii) or 1.02(e)(ii)(A)(iii) shall be adjusted upward by 7%). If, on the Effective Date, (i) the exchange ratio preliminarily would be determined pursuant to Section 1.02(e)(ii)(A)(i), 1.02(e)(ii)(A)(ii), or 1.02(e)(ii)(A)(iii) (the "Tentative Exchange Ratio"), (ii) Sovereign has, at any time after the date hereof and before the Effective Date, (A) issued a dividend in shares of Sovereign Common Stock, (B) combined the outstanding shares of Sovereign Common Stock into a smaller number of shares, (C) subdivided the outstanding shares of Sovereign Common Stock, or (D) reclassified the shares of Sovereign Common Stock, and (iii) the Tentative Exchange Ratio would have been determined under a different section if such dividend, combination, subdivision, or reclassification had not occurred (determined by appropriate mathematical adjustment of the Sovereign Market Value), then the actual Applicable Exchange Ratio shall be determined by giving effect to such mathematical adjustment and by changing, if relevant, the otherwise determined exchange ratio amount set forth in Section 1.02(e)(ii)(A)(ii) or 1.02(e)(ii)(A)(iii). (By way of illustration, if Sovereign shall declare a two-for-one stock split payable with respect to a record date on or prior to the Effective Date and the Sovereign Market Value determined as of the Effective Date is $6.00, then the Applicable Exchange Ratio shall be determined under Section 1.02(e)(ii)(A)(i) as though such Sovereign Market Value were $12.00. In such event, each Bankers shareholder would receive 4.25 shares of Sovereign Common Stock in exchange for each share of Bankers Common Stock, so that the aggregate market value of the Sovereign Common Stock received would be $25.50.)

                  Section 1.03 THE BANK MERGER. Sovereign and Bankers shall use their best efforts to cause Bankers Savings to merge with and into Sovereign Bank, with Sovereign Bank surviving such merger, as soon as practicable after the Effective Date. Concurrently with, or as soon as practicable after, the execution and delivery of this Agreement, Sovereign shall cause Sovereign Bank, and Bankers shall cause Bankers Savings, to execute and deliver the Bank Plan of Merger attached hereto as Exhibit 3.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF BANKERS
                    -----------------------------------------

                  Bankers hereby represents and warrants to Sovereign that, except as specifically set forth in the Bankers Disclosure Schedule delivered to Sovereign by Bankers on the date hereof:

                  Section 2.01  ORGANIZATION.

                           (a) Bankers is a corporation duly organized, validly
existing and in good standing under the laws of the State of New Jersey. Bankers is a bank holding company duly registered under the BHC. Bankers has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Bankers is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

                           (b) Bankers Savings is a New Jersey state-chartered
savings bank duly organized and validly existing under the laws of the State of New Jersey. Bankers Savings has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Neither Bankers Savings nor any other Bankers subsidiary is qualified or licensed to do business as a foreign corporation in any other jurisdiction and neither is required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

                           (c) There are no Bankers Subsidiaries other than
Bankers Savings and those identified in the Bankers Disclosure Schedule. There are no Bankers Savings Subsidiaries other than those identified in the Bankers Disclosure Schedule.

                           (d) The deposits of Bankers Savings are insured by
the FDIC to the extent provided in the Federal Deposit Insurance Act.

                           (e) The respective minute books of Bankers and
Bankers Savings and each other Bankers Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

                           (f) Prior to the date of this Agreement, Bankers has
delivered to Sovereign true and correct copies of the articles of incorporation and bylaws of Bankers and the charter and bylaws of Bankers Savings as in effect on the date hereof.

                  Section 2.02  CAPITALIZATION.

                           (a) The authorized capital stock of Bankers consists
of (a) 20,000,000 shares of common stock, $0.01 par value ("Bankers Common Stock"), of which 12,378,184 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and (b) 10,000,000 shares of preferred stock, $0.01 par value, none of which are issued or outstanding. Neither Bankers nor Bankers Savings nor any other Bankers Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Bankers Common Stock, Bankers preferred stock or any other security of Bankers or any securities representing the right to vote, purchase or otherwise receive any shares of Bankers Common Stock, Bankers preferred stock or any other security of Bankers, other than shares issuable under the Sovereign Option and as set forth in reasonable detail in the Bankers Disclosure Schedule.

                           (b) The authorized capital stock of Bankers Savings
consists of (i) 10,000,000 shares of common stock, par value $5.00 per share ("Bankers Savings Common Stock"), of which 500,000 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by Bankers. Neither Bankers nor any Bankers Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any Bankers Subsidiary or any other security of any Bankers Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any Bankers Subsidiary. Either Bankers or Bankers Savings owns all of the outstanding shares of capital stock of each Bankers Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

                           (c) Except as set forth in the Bankers Disclosure
Schedule, neither (i) Bankers, (ii) Bankers Savings nor (iii) any other Bankers Subsidiary, owns any equity interest, directly or indirectly, treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of Bankers Subsidiaries, equity interests held by Bankers Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Bankers Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Bankers or Bankers Savings with respect to any other company's capital stock or the equity of any other person.

                           (d) To the best of Bankers' knowledge, no person or
"group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Bankers Common Stock, except as disclosed in the Bankers Disclosure Schedule.

                  Section 2.03  AUTHORITY; NO VIOLATION.

                           (a) Bankers has full corporate power and authority to
execute and deliver this Agreement and to complete the transactions contemplated hereby. Bankers Savings has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by Bankers and the completion by Bankers of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Bankers and, except for approval by the shareholders of Bankers as required under the NJBCA, Bankers' articles of incorporation and bylaws and Nasdaq requirements applicable to it, no other corporate proceedings on the part of Bankers are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Bankers and, subject to approval of the shareholders of Bankers as required under the NJBCA, Bankers' articles of incorporation and bylaws and Nasdaq requirements applicable to it and receipt of the required approvals from Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of Bankers, enforceable against Bankers in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by Bankers Savings concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Bankers Savings, enforceable against Bankers Savings in accordance with its terms, subject to applicable conservatorship or receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

                           (b) (A) The execution and delivery of this Agreement
by Bankers, (B) the execution and delivery of the Bank Plan of Merger by Bankers Savings, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and Bankers' and Sovereign's compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (D) compliance by Bankers or Bankers Savings with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Bankers or any Bankers Subsidiary or the charter and bylaws of Bankers Savings; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bankers or any Bankers Subsidiary or any of their respective properties or assets; or (iii) except as set forth in the Bankers Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Bankers or any Bankers Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Bankers or any Bankers Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Bankers.

                  Section 2.04 CONSENTS. Except for the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in
Section 3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of Bankers under the NJBCA, and the approval of the Bank Plan of Merger by Bankers as sole shareholder of Bankers Savings under the FDIA, and by the Bankers Savings Board of Directors, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Bankers or the Bank Plan of Merger by Bankers Savings, and (b) the completion by Bankers of the transactions contemplated hereby or by Bankers Savings of the Bank Merger. Bankers has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Bankers' ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement. Shareholders of Bankers are not entitled to exercise dissenters' rights in connection with the transactions contemplated by this Agreement under federal or New Jersey law.

                  Section 2.05  FINANCIAL STATEMENTS.

                           (a) Bankers has previously delivered, or will
deliver, to Sovereign the Bankers Regulatory Reports. The Bankers Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of Bankers as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

                           (b) Bankers has previously delivered to Sovereign the
Bankers Financials. The Bankers Financials have been, or will be, prepared in accordance with generally accepted accounting principles and practices applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Bankers as of and for the periods ending on the dates thereof, in accordance with generally accepted accounting principles applied on a consistent basis.

                           (c) At the date of each balance sheet included in the
Bankers Financials or the Bankers Regulatory Reports, neither Bankers nor Bankers Savings (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Bankers Financials or Bankers Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

                  Section 2.06  TAXES.

                           (a) Bankers and the Bankers Subsidiaries are members
of the same affiliated group within the meaning of IRC Section 1504(a). Bankers has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Bankers and all Bankers Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Bankers and any Bankers Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

                           (b) No consent pursuant to IRC Section 341(f) has
been filed (or will be filed prior to the Closing Date) by or with respect to Bankers or any Bankers Subsidiary.

                  Section 2.07 NO MATERIAL ADVERSE EFFECT. Bankers has not suffered any Material Adverse Effect since December 31, 1996.

                  Section 2.08  CONTRACTS.

                           (a) Except as described in Bankers' proxy statement
for its April 26, 1996 annual meeting of shareholders and Annual Reports on Form 10-K for the years ended December 31, 1993, 1994 and 1995, previously delivered to Sovereign, in the footnotes to the audited consolidated financial statements of Bankers as of December 31, 1995, and for the three years ended December 31, 1995, or in the Bankers Disclosure Schedule, neither Bankers nor any Bankers Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of Bankers or any Bankers Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of Bankers or any Bankers Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Bankers or any Bankers Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any Bankers Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Bankers or any Bankers Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Sovereign or any Sovereign Subsidiary; or (vi) any contract (other than this Agreement) limiting the freedom of any Bankers Subsidiary to engage in any type of banking or bank-related business permissible under law.

                           (b) True and correct copies of agreements, plans,
arrangements and instruments referred to in Section 2.08(a) or described in the Bankers proxy statement for its April 26, 1996 annual meeting of shareholders or in a footnote to such audited consolidated financial statements, have been provided to Sovereign on or before the date hereof, are listed on the Bankers Disclosure Schedule and are in full force and effect on the date hereof and neither Bankers nor any Bankers Subsidiary (nor, to the knowledge of Bankers, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach has resulted in or will result in a Material Adverse Effect with respect to Bankers. Except as set forth in the Bankers Disclosure Schedule, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as set forth in the Bankers Disclosure Schedule, none of the employees (including officers) of Bankers or any Bankers Subsidiary, possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in the Bankers Disclosure Schedule, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which Bankers or any Bankers Subsidiary is a party or under which Bankers or any Bankers Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in the Bankers Disclosure Schedule, no such agreement, plan or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Bankers or any Bankers Subsidiary absent the occurrence of a subsequent event; (y) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (z) requires Bankers or any Bankers Subsidiary to provide a benefit in the form of Bankers Common Stock or determined by reference to the value of Bankers Common Stock.

                  Section 2.09  OWNERSHIP OF PROPERTY; INSURANCE COVERAGE.

                           (a) Except as disclosed in the Bankers Disclosure
Schedule, Bankers and the Bankers Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Bankers or any Bankers Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Bankers Regulatory Reports and in the Bankers Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for borrowed money from a Federal Home Loan Bank, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) items permitted under Article IV. Bankers and the Bankers Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Bankers and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in the Bankers Disclosure Schedule, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the Notes to the Bankers Financials.

                           (b) With respect to all agreements pursuant to which
Bankers or any Bankers Subsidiary has purchased securities subject to an agreement to resell, if any, Bankers or such Bankers Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                           (c) Bankers and the Bankers Subsidiaries currently
maintain insurance considered by Bankers to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Bankers nor any Bankers Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Bankers or Bankers Savings under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years Bankers has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

                  Section 2.10 LEGAL PROCEEDINGS. Except as disclosed in the Bankers Disclosure Schedule, neither Bankers nor any Bankers Subsidiary is a party to any, and there are no pending or, to the best of Bankers' knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Bankers or any Bankers Subsidiary, (ii) to which Bankers or any Bankers Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Bankers to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

                  Section 2.11  COMPLIANCE WITH APPLICABLE LAW.

                           (a) Bankers and Bankers Subsidiaries hold all
licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect.

                           (b) Except as disclosed in the Bankers Disclosure
Schedule, neither Bankers nor any Bankers Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Bankers or any Bankers Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces;

(ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Bankers or any Bankers Subsidiary; (iii) requiring or threatening to require Bankers or any Bankers Subsidiary, or indicating that Bankers or any Bankers Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Bankers or any Bankers Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Bankers or any Bankers Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Bankers nor any Bankers Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to Sovereign.

                  Section 2.12 ERISA. Bankers has previously delivered to Sovereign true and complete copies of all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual or long term incentive plans, settlement plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the Bankers Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Bankers or any Bankers Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC
Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. The pension plan has not incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) occurred with respect to any such pension plan. Neither Bankers, any Bankers Subsidiary nor any other pension plan maintained by Bankers or any Bankers Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Bankers, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Bankers nor any Bankers Subsidiary has incurred or is subject to any liability under ERISA
Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six
(6) years with respect to any employee benefit plan maintained by Bankers or any Bankers Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under IRC 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Bankers. Bankers and the Bankers Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act. With respect to the outstanding loan to Bankers' employee stock ownership plan, only one payment remains to be made in an amount not to exceed $300,000 and such payment is due and payable in 1997.

                  Section 2.13 BROKERS, FINDERS AND FINANCIAL ADVISORS. Except for Bankers' engagement of Alex. Brown & Sons Incorporated ("Alex. Brown") in connection with transactions contemplated by this Agreement, neither Bankers nor any Bankers Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in Bankers Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the Bankers Financials. The Bankers Disclosure Schedule shall contain as an exhibit the engagement letter between Bankers and Alex. Brown.

                  Section 2.14 ENVIRONMENTAL MATTERS. To the knowledge of Bankers, neither Bankers nor any Bankers Subsidiary, nor any properties owned or operated by Bankers or any Bankers Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to Bankers. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Bankers, threatened, relating to the liability of any property owned or operated by Bankers or any Bankers Subsidiary under any Environmental Law.

                  Section 2.15 LOAN PORTFOLIO. The allowance for loan losses reflected, and to be reflected, in the Bankers Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Bankers Financials have been, and will be, established in accordance with the requirements of generally accepted accounting principles and all applicable regulatory criteria.

                  Section 2.16 INFORMATION TO BE SUPPLIED. The information to be supplied by Bankers and Bankers Savings for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Bankers for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

                  Section 2.17 SECURITIES DOCUMENTS. Bankers has delivered to Sovereign copies of its (i) annual reports on SEC Form 10-K for the years ended December 31, 1995, 1994 and 1993, (ii) quarterly reports on SEC Form 10-Q for the quarters ended March 31, 1996, June 31, 1996 and September 30, 1996 and
(iii) proxy materials used or for use in connection with its meetings of shareholders held in 1996, 1995 and 1994. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC.

                  Section 2.18 RELATED PARTY TRANSACTIONS. Except as disclosed
(i) in the Bankers Disclosure Schedule, (ii) in the proxy statement for use in connection with Bankers' 1996 annual meeting of shareholders or (iii) in the footnotes to the Bankers Financials, Bankers is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Bankers (except a Bankers Subsidiary). Except as disclosed in the Bankers Disclosure Schedule or in Bankers' proxy statement for its April 26, 1996 annual meeting of shareholders, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth on the Bankers Disclosure Schedule, no loan or credit accommodation to any Affiliate of Bankers is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Bankers nor Bankers Savings has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Bankers Savings is inappropriate.

                  Section 2.19 SCHEDULE OF TERMINATION BENEFITS. The Bankers Disclosure Schedule includes a schedule of the present value as of June 30, 1997 of termination benefits and related payments that would be payable to the individuals identified thereon, excluding any options to acquire Bankers Common Stock granted to such individuals, under any and all employment agreements, special termination agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any other pension benefit or welfare benefit plan maintained by Bankers solely for the benefit of officers of Bankers or Bankers Subsidiaries (the "Benefits Schedule"), assuming their employment is terminated as of June 30, 1997 and the Closing Date occurs prior to such termination. No other individuals are entitled to benefits under any such plans. The present value of the termination benefits and related payments specified, including required gross-up payments under
Section 280G of the IRC, on the Benefit Schedule with respect to each named individual (based on a 6% per annum discount factor) is true and correct in all material respects. As of December 31, 1995, amounts payable under any Bankers directors deferred compensation plan was $465,000 and all amounts payable thereunder have been accrued.

                  Section 2.20 LOANS. Each loan reflected as an asset in the Bankers Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Bankers.

                  Section 2.21 ANTITAKEOVER PROVISIONS INAPPLICABLE. The provisions of Sections 14A:10A-4 and 14A:10A-5 of the NJBCA do not and will not apply to this Agreement or the transactions contemplated hereby.

                  Section 2.22 QUALITY OF REPRESENTATIONS. The representations made by Bankers in this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF SOVEREIGN
                   -------------------------------------------

                  Sovereign hereby represents and warrants to Bankers that, except as set forth in the Sovereign Disclosure Schedule delivered by Sovereign to Bankers on or prior to the date hereof:

                  Section 3.01  ORGANIZATION.

                           (a) Sovereign is a corporation duly organized,
validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Sovereign is a savings and loan holding company duly registered under the HOLA. Sovereign has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each Sovereign Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither Sovereign nor any Sovereign Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania and the states of Delaware and New Jersey, except where the failure to be so qualified would not have a Material Adverse Effect.

                           (b) Sovereign Bank is a federal savings bank, duly
organized and validly existing under the laws of the United States of America. Sovereign Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

                           (c) The deposits of Sovereign Bank are insured by the
FDIC to the extent provided in the Federal Deposit Insurance Act.

                           (d) The respective minute books of Sovereign and
Sovereign Bank accurately record in all material respects all material corporate action of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

                           (e) Prior to the execution of this Agreement,
Sovereign has delivered to Bankers true and correct copies of the articles of incorporation and the bylaws of Sovereign and Sovereign Bank, respectively, as in effect on the date hereof.

                  Section 3.02  CAPITAL STRUCTURE.

                           (a) The authorized capital stock of Sovereign
consists of (a) 100,000,000 shares of common stock, no par value ("Sovereign Common Stock"), of which, at the date of this Agreement, no shares were issued and held by Sovereign as treasury stock and 53,096,912 shares are outstanding, validly issued, fully paid and nonassessable, and (b) 7,500,000 shares of preferred stock, no par value, of which, at the date of this Agreement, 2,000,000 shares of 64% Cumulative, Convertible Preferred Stock, Series B, are outstanding, validly issued, fully paid and nonassessable. No shares of Sovereign Common Stock were issued in violation of any preemptive rights. Sovereign has no Rights authorized, issued or outstanding, other than (i) the Sovereign Stock Purchase Rights, (ii) options to acquire 1,378,672 shares of Sovereign Common Stock authorized under Sovereign's employee benefit plans, stock option plans, non-employee directors compensation plan, employee stock ownership plan, employee stock purchase plan, and dividend reinvestment and stock purchase plan, (iii) the deemed rights to acquire Sovereign Stock possessed by holders of the common stock of First State Financial Services, Inc. under the Agreement and Plan of Merger between Sovereign and First State Financial Services, Inc. dated June 24, 1996, as amended, contingent upon completion of the transactions contemplated thereby and (iv) shares issuable as a result of the 6-for-5 stock split to be effected by Sovereign on March 14, 1997. As of December 31, 1996, Sovereign had approximately 8,500 shareholders of record.

                           (b) To the best of Sovereign's knowledge, except as
disclosed in Sovereign's proxy statement dated March 15, 1996, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Sovereign Common Stock.

                           (c) Sovereign owns all of the capital stock of
Sovereign Bank, free and clear of any lien or encumbrance. Except for the Sovereign Subsidiaries, Sovereign does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests held in the investment portfolios of Sovereign Subsidiaries, equity interests held by Sovereign Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Sovereign Subsidiaries.

                  Section 3.03  AUTHORITY; NO VIOLATION.

                           (a) Sovereign has full corporate power and authority
to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Sovereign Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by Sovereign and the completion by Sovereign of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sovereign and, except for approval of the shareholders of Sovereign under Nasdaq requirements applicable to it, no other corporate proceedings on the part of Sovereign are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sovereign and, subject to approval by the shareholders of Sovereign under Nasdaq requirements applicable to it and receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, constitutes the valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The Bank Plan of Merger, upon its execution and delivery by Sovereign Bank concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Sovereign Bank, enforceable against Sovereign Bank in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

                           (b) (A) The execution and delivery of this Agreement
by Sovereign, (B) the execution and delivery of the Bank Plan of Merger by Sovereign Bank, (C) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and Bankers' and Sovereign's compliance with any conditions contained therein, the consummation of the transactions contemplated hereby, and (D) compliance by Sovereign or Sovereign Bank with any of the terms or provisions hereof or of the Bank Plan of Merger will not (i) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Sovereign or any Sovereign Subsidiary or the charter and bylaws of Sovereign Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Sovereign or any Sovereign Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Sovereign or Sovereign Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Sovereign or Sovereign Bank is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Sovereign.

                  Section 3.04 CONSENTS. Except for consents, approvals, filings and registrations from or with the OTS, the FRB, the FDIC and the NJDB, the SEC, and state "blue sky" authorities, and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of Sovereign in accordance with Nasdaq requirements applicable to it, and the approval of the Bank Plan of Merger by Sovereign as sole shareholder of Sovereign Bank under the FDIA, and by the Sovereign Bank Board of Directors no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Sovereign or the Bank Plan of Merger by Sovereign Bank, and (b) the completion by Sovereign of the transactions contemplated hereby or by Sovereign Bank of the Bank Merger. Sovereign has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Sovereign's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

                  Section 3.05  FINANCIAL STATEMENTS.

                           (a) Sovereign has previously delivered, or will
deliver, to Bankers the Sovereign Financials. The Sovereign Financials have been, or will be, prepared in accordance with generally accepted accounting principles and practices and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Sovereign as of and for the periods ending on the dates thereof, in accordance with generally accepted accounting principles. Sovereign will make the Sovereign Regulatory Reports available to Bankers for inspection.

                           (b) At the date of each balance sheet included in the
Sovereign Financials, Sovereign did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Sovereign Financials or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations or loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

                  Section 3.06 TAXES. Sovereign and the Sovereign Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Sovereign has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Sovereign and all Sovereign Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Sovereign and any Sovereign Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

                  Section 3.07 NO MATERIAL ADVERSE EFFECT. Sovereign has not suffered any Material Adverse Effect since December 31, 1996.

                  Section 3.08  OWNERSHIP OF PROPERTY; INSURANCE COVERAGE.

                           (a) Sovereign and the Sovereign Subsidiaries have
good and, as to real property, marketable title to all assets and properties owned by Sovereign or any of its Subsidiaries in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Sovereign Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities for borrowed money and that are described in the Sovereign Disclosure Schedule or permitted under Article IV hereof, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Sovereign and the Sovereign Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Sovereign and its Subsidiaries in the conduct of their businesses to occupy and use all such properties as presently occupied and used by each of them.

                           (b) Sovereign and the Sovereign Subsidiaries
currently maintain insurance in amounts considered by Sovereign to be reasonable for their respective operations, and such insurance is similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Sovereign nor any Sovereign Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such insurance will be substantially increased.

                  Section 3.09 LEGAL PROCEEDINGS. Neither Sovereign nor any Sovereign Subsidiary is a party to any, and there are no pending or, to the best of Sovereign's knowledge, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Sovereign or any Sovereign Subsidiary, (ii) to which Sovereign's or any Sovereign Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Sovereign to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

                  Section 3.10  COMPLIANCE WITH APPLICABLE LAW.

                           (a) Sovereign and the Sovereign Subsidiaries hold all
licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on the assets, business, financial condition, business prospects or results of operations of Sovereign and its Subsidiaries taken as a whole.

                           (b) Neither Sovereign nor any Sovereign Subsidiary
has received any notification or communication from any Regulatory Authority (i) asserting that Sovereign or any Sovereign Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Sovereign or any Sovereign Subsidiary; (iii) requiring or threatening to require Sovereign or any Sovereign Subsidiary, or indicating that Sovereign or any Sovereign Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Sovereign or any Sovereign Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Sovereign or any Sovereign Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Sovereign nor any Sovereign Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed to Bankers.

                  Section 3.11 INFORMATION TO BE SUPPLIED. The information to be supplied by Sovereign for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The information supplied, or to be supplied, by Sovereign for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects.

                  Section 3.12 ERISA. Sovereign has previously made available to Bankers true and complete copies of the employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans), and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth on the Sovereign Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Sovereign or any Sovereign Subsidiary, together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither Sovereign nor any Sovereign Subsidiary, and no pension plan maintained by Sovereign or any Sovereign Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Sovereign, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA
Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Sovereign nor any Sovereign Subsidiary has incurred any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply and in the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA, and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six
(6) years with respect to any employee benefit plan maintained by Sovereign or any Sovereign Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Sovereign. Sovereign and the Sovereign Subsidiaries provide continuation coverage under group health plans for separating employees in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act.

                  Section 3.13 SECURITIES DOCUMENTS. Sovereign has delivered, or will deliver, to Bankers copies of its (i) annual reports on SEC Form 10-K for the years ended December 31, 1995, 1994, and 1993, (ii) quarterly reports on SEC Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, (iii) current reports on SEC Form 8-K dated February 15, 1996, June 3, 1996, October 31, 1996 and November 26, 1996, and (iv) proxy statement dated March 15, 1996 used in connection with its annual meeting of shareholders held in April 1996. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Exchange Act and the applicable rules and regulations of the SEC.

                  Section 3.14 ENVIRONMENTAL MATTERS. To the knowledge of Sovereign, neither Sovereign nor any Sovereign Subsidiary, nor any properties owned or operated by Sovereign or any Sovereign Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in or will result in a Material Adverse Effect with respect to Sovereign. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the knowledge of Sovereign, threatened, relating to the liability of any property owned or operated by Sovereign or any Sovereign Subsidiary under any Environmental Law.

                  Section 3.15 LOAN PORTFOLIO. The allowance for loan losses reflected, and to be reflected, in the Sovereign Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Sovereign Financials have been, and will be, established in accordance with the requirements of generally accepted accounting principles and all applicable regulatory criteria.





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



                  Section 3.16 BROKERS AND FINDERS. Neither Sovereign nor any Sovereign Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement.

                  Section 3.17 LOANS. Each loan reflected as an asset in the Sovereign Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Sovereign.

                  Section 3.18 QUALITY OF REPRESENTATIONS. The representations made by Sovereign in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

                                   ARTICLE IV
                            COVENANTS OF THE PARTIES
                            ------------------------

                  Section 4.01  CONDUCT OF BANKERS' BUSINESS.

                           (a) From the date of this Agreement to the Closing
Date, Bankers and each Bankers Subsidiary will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of Sovereign. Bankers will use its reasonable good faith efforts, and will cause Bankers Savings to use its reasonable good faith efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the good will of customers of Bankers and Bankers Subsidiaries and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Sovereign in writing or as permitted or required by this Agreement, Bankers will not, and Bankers will not permit any Bankers Subsidiary to:

                                    (i) amend or change any provision of its
         certificate or articles of incorporation, charter, or bylaws;

                                    (ii) change the number of authorized or
         issued shares of its capital stock or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that
         (A) Bankers may issue shares of Bankers Common Stock upon the valid exercise, subject




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



         to the terms of the letter agreement attached hereto as Exhibit 1, of presently outstanding options to acquire Bankers Common Stock under the Bankers Stock Option Plans and (B) Bankers may pay a regular quarterly cash dividend, not to exceed $.16 per share of Bankers Common Stock outstanding. As promptly as practicable following the date of this Agreement, the Board of Directors of Bankers shall cause its regular quarterly dividend record dates and payment dates to be the same as Sovereign's regular quarterly dividend record dates and payment dates for Sovereign Common Stock, and Bankers shall not change its regular dividend payment dates and record dates without prior written consent of Sovereign. Nothing contained in this Section 4.01(ii) or in any other Section of this Agreement shall be construed to permit Bankers shareholders to receive two dividends either from Bankers or from Bankers and Sovereign in any quarter or to deny or prohibit them from receiving one dividend from Bankers or Sovereign in any quarter. Subject to applicable regulatory restrictions, if any, Bankers Savings may pay a cash dividend, in the aggregate, sufficient to fund any dividend by Bankers permitted hereunder;

                                    (iii) grant any severance or termination pay
         (other than pursuant to written policies or written agreements of Bankers or Bankers Subsidiaries in effect on the date hereof and provided to Sovereign prior to the date hereof) to, or enter into any new or amend any existing employment agreement with, or increase the compensation of, any employee, officer or director of Bankers or any Bankers Subsidiary, except for routine periodic increases, individually and in the aggregate, in accordance with past practice;

                                    (iv) merge or consolidate Bankers or any
         Bankers Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Bankers or any Bankers Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between any Bankers Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Bankers Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

                                    (v) sell or otherwise dispose of the capital
         stock of Bankers Savings or sell or otherwise dispose of any asset of Bankers or of any Bankers Subsidiary other than in the ordinary course of business consistent with past practice; subject any asset of Bankers or of any Bankers Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

                                    (vi) take any action which would result in
         any of the representations and warranties of Bankers set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article V hereof not being satisfied;

                                    (vii) change any method, practice or
         principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating Bankers or Bankers Savings;

                                    (viii) waive, release, grant or transfer any
         rights of value or modify or change in any material respect any existing material agreement to which Bankers or any Bankers Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

                                    (ix) implement any pension, retirement,
         profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or materially amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost; provided, however, that Bankers may contribute to the Bankers pension plan an amount not to exceed the minimum amount required under ERISA or the IRC only if
         (A) such amount is usual and ordinary, consistent with past practice and (B) Bankers obtains an opinion of legal counsel that the full amount of such contribution will be deductible by Bankers for federal tax purposes, and further provided that in no event will Bankers make any contribution to the Bankers pension plan; and provided, further, that Bankers Savings may (C) contribute to its Employee Stock Ownership Plan ("ESOP") an amount sufficient to repay all outstanding loans obtained by the ESOP to finance the purchase of Bankers Common Stock for the ESOP, allocate any Bankers Common Stock released from a suspense account as a result of such repayment among the participants eligible for such allocation and terminate the ESOP (with full vesting of all participants' accounts as required by ERISA) prior to the Closing Date and (D) amend The Retirement Plan of Bankers Savings in RSI Retirement Trust ("Retirement Plan") to provide that participants in the Retirement Plan whose termination of service occurs subsequent to the Closing Date under circumstances entitling them to severance benefits in accordance with the severance policy described in Section 4.11(c) shall be entitled to elect to receive payment of their retirement benefits under the Retirement Plan in the form of an immediate lump sum (determined in accordance with the requirements of the IRC) as of the date of their termination of service;

                                    (x) purchase any security for its investment
         portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc.;

                                    (xi) make any new loan or other credit
         facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or group of affiliated borrowers in excess of $1,000,000 in the aggregate, or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $1,000,000, except for any commitment disclosed on the Bankers Disclosure Schedule; provided that Sovereign will not unreasonably withhold its consent with respect to any request by Bankers for permission to increase, compromise, extend, renew or modify any loan subject to this provision;

                                    (xii) except as set forth on the Bankers
         Disclosure Schedule, enter into, renew, extend or modify any other transaction with any Affiliate;

                                    (xiii) enter into any interest rate swap or
         similar commitment, agreement or arrangement;

                                    (xiv) except for the execution of this
         Agreement, take any action that would give rise to a right of payment to any individual under any employment agreement;

                                    (xv) intentionally and knowingly take any
         action that would preclude satisfaction of the condition to closing contained in Section 5.02(k) relating to financial accounting treatment of the Merger; or

                                    (xvi) agree to do any of the foregoing.

                  For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for Bankers or any Bankers Subsidiary to do any of the following: (i) make any capital expenditure of $100,000 or more not disclosed on Bankers Disclosure Schedule 4.01, without the prior written consent of Sovereign; (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $1,000,000, other than pledges of assets to secure government deposits, to exercise trust powers, sales of assets received in satisfaction of debts previously contracted in the normal course of business, issuance of loans, or transactions in the investment securities portfolio by Bankers or a Bankers Subsidiary or repurchase agreements made, in each case, in the ordinary course of business; or (iii) undertake or enter any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Bankers or any Bankers Subsidiary of more than $100,000 annually, or containing a material financial commitment and extending beyond 12 months from the date hereof.

                  Section 4.02  ACCESS; CONFIDENTIALITY.

                           (a) From the date of this Agreement through the
Closing Date, Bankers or Sovereign, as the case may be, shall afford to, and shall cause each Bankers Subsidiary or Sovereign Subsidiary to afford to, the other party and its authorized agents and representatives, complete access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of Bankers and Sovereign will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and




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



records and personnel as the person making such investigation shall from time to time reasonably request.

                           (b) Bankers and Sovereign each agree to conduct such
investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party.

                           (c) In addition to the access permitted by
subparagraph (a) above, from the date of this Agreement through the Closing Date, Bankers shall permit employees of Sovereign reasonable access to and participation in matters relating to problem loans, loan restructurings and loan work-outs of Bankers and the Bankers Subsidiaries, provided that nothing contained in this subparagraph shall be construed to grant Sovereign or any Sovereign employee any final decision-making authority with respect to such matters. Sovereign shall have the right, however, at Sovereign's expense, to cause Bankers or any Bankers Subsidiary to obtain an appraisal by an independent third party experienced in such matters, and mutually satisfactory to Sovereign and Bankers, of the assets or property securing any loan made by Bankers or any Bankers Subsidiary.

                           (d) If the transactions contemplated by this
Agreement shall not be consummated, Bankers and Sovereign will each destroy or return all documents and records obtained from the other party or its representatives, during the course of its investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party to whom the information was provided or any of its representatives or agents and except to the extent disclosure of any such information is legally required. Bankers and Sovereign shall each give prompt notice to the other party of any contemplated disclosure where such disclosure is so legally required.

                  Section 4.03  REGULATORY MATTERS AND CONSENTS.

                           (a) Sovereign and Bankers will prepare all
Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

                           (b) Bankers will furnish Sovereign with all
information concerning Bankers and Bankers Subsidiaries as may be necessary or advisable in connection with any Application or filing made by or on behalf of Sovereign to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

                           (c) Sovereign will promptly furnish Bankers with
copies of all material written communications to, or received by Sovereign or any Sovereign Subsidiary from, any Regulatory Authority in respect of the transactions contemplated hereby, except information which is filed by Sovereign which is designated as confidential or contains an earnings projection.




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




                           (d) Sovereign will furnish Bankers with (i) copies of
all Applications prior to filing with any Regulatory Authority and provide Bankers a reasonable opportunity to suggest changes to such Applications, which suggested changes Sovereign may, in its reasonable discretion accept or reject,
(ii) copies of all Applications filed by Sovereign and (iii) copies of all documents filed by Sovereign under the Securities Exchange Act of 1934, as amended.

                           (e) Bankers will cooperate with Sovereign in the
foregoing matters and will furnish Sovereign with all information concerning Bankers and Bankers Subsidiaries as may be necessary or advisable in connection with any Application or filing (including the Registration Statement and any report filed with the SEC) made by or on behalf of Sovereign to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects. In connection therewith, Bankers will provide certificates and other documents reasonably requested by Sovereign.

                  Section 4.04  TAKING OF NECESSARY ACTION.

                           (a) Sovereign and Bankers shall each use its best
efforts in good faith, and each of them shall cause its Subsidiaries to use their best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in
Section 4.03 of this Agreement, and (ii) take or cause to be taken all action necessary or desirable on its part using its best efforts so as to permit completion of the Merger and the Bank Merger including, without limitation, (A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither Bankers nor any Bankers Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Sovereign, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger and the Bank Merger pursuant to this Agreement and the Bank Plan of Merger; provided that nothing herein contained shall preclude Sovereign or Bankers or from exercising its rights under this Agreement or the Option Agreement.

                           (b) Bankers and Sovereign shall promptly prepare a
Prospectus/Proxy Statement to be mailed to their respective shareholders in connection with the meetings of their respective shareholders and transactions contemplated hereby, and to be filed by Sovereign with the SEC in the Registration Statement, which Prospectus/Proxy statement shall conform to all applicable legal requirements. Sovereign shall, as promptly as practicable following the preparation thereof, file the Registration Statement with the SEC and Bankers and Sovereign shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Sovereign will advise Bankers, promptly after Sovereign receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Sovereign shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Sovereign will provide Bankers with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as Bankers may reasonably request.

                  Section 4.05  CERTAIN AGREEMENTS.

                           (a) In the event of any threatened or actual claim,
action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer or employee of Bankers or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to
(i) the fact that he is or was a director, officer or employee of Bankers, any of the Bankers' Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the extent permitted by the NJBCA and the Articles of Incorporation and By-Laws of Bankers. On or after the Effective Date, Sovereign shall indemnify, defend and hold harmless all prior and then-existing directors and officers of Bankers and Bankers Savings, against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of Sovereign which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Bankers or any Bankers Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, to the same extent as such officer, director or employee may be indemnified by Bankers or Bankers Savings as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director or employee of Bankers or Bankers Savings may not be indemnified by Sovereign and/or Sovereign Bank if such indemnification is prohibited by applicable law.

                           (b) Sovereign shall maintain Bankers' existing
directors' and officers' liability insurance policy (or a policy providing comparable coverage amounts on terms generally no less favorable, including Sovereign's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of five years after the Effective Date; provided, however, that in no event shall Sovereign be obligated to expend, in order to maintain or provide insurance coverage pursuant to this
Section 4.05(b), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by Bankers for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Sovereign shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. In the event that Sovereign acts as its own insurer for all of its directors and officers with respect to matters typically covered by a directors' and officers' liability insurance policy, Sovereign's obligations under this Section 4.05(b) may be satisfied by such self insurance, so long as its senior debt ratings by Standard & Poor's Corporation and Moody's Investors Services, Inc. are not lower than such ratings as of the date hereof.

                           (c) Sovereign agrees to honor and Sovereign agrees to
cause Sovereign Bank to honor all terms and conditions of all existing employment contracts and special termination agreements disclosed in the Bankers Disclosure Schedule. Sovereign further agrees to honor (i) the "pay-to-stay" bonus provisions of certain confidentiality agreements in an amount not to exceed $160,000 in the aggregate, and (ii) the Non-Executive Severance Plan, in accordance with the terms of the relevant agreement or plan document as summarized in Section 4.11(c). With respect to individuals with the title of Vice President or higher who are not otherwise covered by an employment contract or a special termination agreement, the aggregate amount of payments under the Non-Executive Severance Plan will not exceed $175,000.

                  Section 4.06 NO OTHER BIDS AND RELATED MATTERS. So long as this Agreement remains in Effect, Bankers shall not, nor shall it permit any Bankers Subsidiary or any other Affiliate of Bankers or any officer, director or employee of any of them, or any investment banker, attorney, accountant or other representative retained by Bankers, any Bankers Subsidiary or any other Bankers Affiliate to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or respond to requests for information, inquiries, or other communications from, any person other than Sovereign concerning the fact of, or the terms and conditions of, this Agreement, or concerning any acquisition of Bankers, any Bankers Subsidiary, or any assets or business thereof (except that Bankers' officers may respond to inquiries from analysts, Regulatory Authorities and holders of Bankers Common Stock in the ordinary course of business). Bankers shall notify Sovereign immediately if (i) any such discussions or negotiations are sought to be initiated with Bankers by any person other than Sovereign, or (ii) if any such requests for information, inquiries, proposals or communications are received from any person other than Sovereign, or analysts, Regulatory Authorities and holders of Bankers Common Stock in the ordinary course of business.

                  Section 4.07 DUTY TO ADVISE; DUTY TO UPDATE BANKERS' DISCLOSURE SCHEDULE. Bankers shall promptly advise Sovereign of any change or event having a Material Adverse Effect on it or on any Bankers Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Bankers shall update Bankers' Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Bankers Disclosure Schedule. The delivery of such updated Schedule shall not relieve Bankers from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.02(c) hereof.

                  Section 4.08 CONDUCT OF SOVEREIGN'S BUSINESS. From the date of this Agreement to the Closing Date, Sovereign will use its best efforts to (x) preserve its business organizations intact, (y) maintain good relationships with employees, and (z) preserve for itself the goodwill of customers of Sovereign and Sovereign Subsidiaries and others with whom business relationships exist.

                  Section 4.09 BOARD AND COMMITTEE MINUTES. Bankers shall provide to Sovereign, within 30 days after any meeting of the Board of Directors of Bankers or any Bankers Subsidiary, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting, except that with respect to any meeting held within 30 days of the Closing Date, such minutes shall be provided to Sovereign prior to the Closing Date.

                  Section 4.10  UNDERTAKINGS BY SOVEREIGN AND BANKERS.

                           (a) From and after the date of this Agreement,
Bankers shall:

                                    (i) VOTING BY DIRECTORS. Recommend to all
         members of Bankers' Board of Directors to vote all shares of Bankers' Common Stock beneficially owned by each such director in favor of this Agreement;

                                    (ii) PHASE I ENVIRONMENTAL AUDIT. Permit
         Sovereign, if Sovereign elects to do so, at its own expense, to cause a "phase I environmental audit" to be performed at any physical location owned or occupied by Bankers or any Bankers Subsidiary on the date hereof;

                                    (iii) APPROVAL OF BANK PLAN OF MERGER.
         Approve the Bank Plan of Merger as sole shareholder of Bankers Savings and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger by Bankers Savings;

                                    (iv) PROXY SOLICITOR. If Sovereign requests
         and agrees to bear the expense thereof, retain a proxy solicitor in connection with the solicitation of Bankers shareholder approval of this Agreement;

                                    (v) TIMELY REVIEW. If requested by Sovereign
         at Sovereign's sole expense, cause its independent certified public accountants to perform a review of its unaudited consolidated financial statements as of the end of any calendar quarter, in accordance with Statement of Auditing Standards No. 36, and to issue their report on such financial statements as soon as is practicable thereafter;

                                    (vi) OUTSIDE SERVICE BUREAU CONTRACTS. If
         requested to do so by Sovereign, use its best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to Bankers or any Bankers Subsidiary, on terms and conditions mutually acceptable to Bankers and Sovereign;

                                    (vii) COMMITTEE MEETINGS. Permit a
         representative of Sovereign, who is reasonably acceptable to Bankers, to attend all committee meetings of Bankers and

         Bankers Savings management including, without limitation, any loan or asset/liability committee. Bankers shall respond reasonably and in good faith to any request of Sovereign to permit a representative of Sovereign, who is reasonably acceptable to Bankers, to attend any meeting of Bankers' Board of Directors or the Executive Committee thereof;

                                    (viii) LIST OF NONPERFORMING ASSETS. Provide
         Sovereign, within ten (10) days of the end of each calendar month, a written list of nonperforming assets (as defined in Section 5.02(q)) as of the end of such month; and

                                    (ix) RESERVES AND MERGER-RELATED COSTS. On
         or before the Effective Date, establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Bankers to those of Sovereign (as such practices and methods are to be applied to Bankers from and after the Closing Date) and Sovereign's plans with respect to the conduct of the business of Bankers following the Merger and otherwise to reflect Merger-related expenses and costs incurred by Bankers, PROVIDED, HOWEVER, that Bankers shall not be required to take such action (A) more than thirty days prior to the Effective Date; and (B) unless Sovereign agrees in writing that all conditions to closing set forth in Section 5.02 have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by Sovereign of the writing referred to in the preceding clause, Bankers shall provide Sovereign a written statement, certified without personal liability by the chief executive officer of Bankers and dated the date of such writing, that the representation made in Section 2.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by Bankers or any Bankers Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 6.01(d) hereof.

                           (b) From and after the date of this Agreement,
Sovereign and Bankers shall each:

                                    (i) SHAREHOLDERS MEETINGS. Submit this
         Agreement to its shareholders for approval at a meeting to be held as soon as practicable, and use their respective best efforts to cause their Boards of Director to unanimously recommend approval of this Agreement to their respective shareholders;

                                    (ii) FILINGS AND APPROVALS. Cooperate with
         the other in the preparation and filing, as soon as practicable, of (A) the Applications, (B) the Registration Statement and related filings under state securities laws covering the Sovereign Common Stock and related Sovereign Stock Purchase Rights to be issued pursuant to the Merger, (C) all other documents necessary to obtain any other approvals and consents required to effect the completion of the Merger and the Bank Merger, and (D) all other documents contemplated by this Agreement;

                                    (iii) IDENTIFICATION OF BANKERS' AFFILIATES.
         Cooperate with the other and use its best efforts to identify those persons who may be deemed to be Affiliates of Bankers;

                                    (iv) PUBLIC ANNOUNCEMENTS. Cooperate and
         cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to Bankers shareholders, Bankers' internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary;

                                    (v) MAINTENANCE OF INSURANCE. Maintain, and
         cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

                                    (vi) MAINTENANCE OF BOOKS AND RECORDS.
         Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with generally accepted accounting principles applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

                                    (vii) DELIVERY OF SECURITIES DOCUMENTS.
         Deliver to the other, copies of all Securities Documents simultaneously with the filing thereof;

                                    (viii) TAXES. File all federal, state, and
         local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due; or

                  Section 4.11  EMPLOYEE BENEFITS AND TERMINATION BENEFITS.

                           (a) EMPLOYEE BENEFITS. On and after the Effective
Date, the employee pension and welfare benefit plans of Sovereign and Bankers may, at Sovereign's election and subject to the requirements of the IRC, continue to be maintained separately or consolidated, provided, however, that Bankers employees shall receive benefits at least as favorable, in the aggregate, as the benefits to which they were entitled on December 31, 1996. In the event of a consolidation of any or all of such plans or in the event of termination of the Bankers benefit plans, Bankers and Bankers Savings employees shall receive credit for service with Bankers or Bankers Savings under any Sovereign benefit plan, or new Sovereign benefit plan in which such employees would be eligible to enroll for purposes of eligibility and vesting determination. In the event of any termination of or consolidation of any Bankers or Bankers Savings health plan with any Sovereign health plan, all employees of Bankers or Bankers Savings and all retired employees at Bankers and Bankers Savings who were eligible for continued coverage under the terminated plan shall have immediate coverage under any successor health plan without the necessity of satisfying a waiting period for coverage of any pre-existing condition. Except as provided in Section 4.11(c) below, in the event of a termination or consolidation of any Bankers or Bankers Savings health plan, terminated Bankers or Bankers Savings employees will have the right to continue coverage under group health plans of Sovereign and/or the Sovereign subsidiaries in accordance with the IRC Section 4980B(f).

                           (b) TERMINATION BENEFITS. Bankers shall cause to be
delivered to Sovereign concurrently with the execution of this Agreement with respect to each individual named on the Benefits Schedule included in the Bankers Disclosure Schedule, the written acknowledgment of each such individual in the form attached hereto as Exhibit 4 pursuant to which each such individual agrees and acknowledges that the dollar amount set forth opposite such individual's name on such Benefits Schedule is the entire amount that would be due to such individual under any employment agreement, special termination agreement, supplemental executive retirement plan, deferred bonus plan, deferred compensation plan, salary continuation plan, or any other benefit or welfare plan maintained by Bankers solely for the benefit of officers of Bankers or Bankers Subsidiaries assuming a termination of such individual's employment on June 30, 1997, subsequent to the Closing Date. Bankers and Sovereign acknowledge and agree that the amounts shown on the Benefits Schedule and the letter of acknowledgement for each officer named herein reflect a good faith estimate of the amounts that will be payable to such individuals under the circumstances described and may be subject to adjustment upon an actual termination of employment in order to reflect increases in such individuals' compensation and benefit plans consistent with past practices for routine periodic increases.

                           (c) SEVERANCE POLICY. Sovereign Bank will follow the
Banker Savings severance policy as to any employee of Bankers Savings whose employment is terminated in connection with the Merger either because such employee's position is eliminated or such employee is not offered comparable employment (i.e., not offered employment for a position of generally similar job description or responsibilities or in a location within 50 miles from Bankers' headquarters, within three (3) months of the Effective Date (excluding any employee who has an existing employment or special termination agreement or whose employment is terminated for non-performance or other cause). Payment under such policy shall be equal to one week's pay for each year of service, but no less than 14 weeks' pay for officers with the rank of vice president or above and no less than four weeks' pay for non-officers. Part-time employees' payments shall be determined based on an average week's pay based on their annual compensation for the most recent full year. An employee entitled to payment under the foregoing severance policy shall also be eligible for continued participation in the health insurance plan maintained by Bankers Savings or Sovereign that such employee would have been eligible for if such employee's employment had not been terminated, or similar health insurance coverage to be provided by Sovereign, at the same level of coverage and employee co-payment requirements as applicable to such employee immediately prior to such termination. Such health insurance coverage shall continue for (i) one month in the case of an employee with less than six years of service, (ii) two months in the case of an employee with at least (6) six, but not more than 10, years of service, (iii) three months in the case of an employee with at least 11, but not more than 15, years of service and (iv) four months in the case of an employee with 16 or more years of service. The benefits provided to terminated Bankers and Bankers Savings employees under this subsection are the only severance benefits payable by Bankers or Bankers Savings under any plan or policy and shall be in lieu of any termination benefits to which such employees would otherwise be entitled under Sovereign's or Sovereign Bank's severance policies or programs then in effect.

                           (d) INTENTION REGARDING FUTURE EMPLOYMENT. It is the
intent of Sovereign Bank in connection with reviewing applicants for employment positions to give any Bankers Savings employee who is terminated within three
(3) months of the Effective Date the same consideration as is afforded Sovereign Bank employees for such positions in accordance with existing formal or informal polices for a period of three (3) months from such date of termination.

                  Section 4.12 DUTY TO ADVISE; DUTY TO UPDATE SOVEREIGN'S DISCLOSURE SCHEDULE. Sovereign shall promptly advise Bankers of any change or event having a Material Adverse Effect on it or on any Sovereign Subsidiary or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Sovereign shall update Sovereign's Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Sovereign Disclosure Schedule. The delivery of such updated Schedule shall not relieve Sovereign from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(c) hereof.

                  Section 4.13 AFFILIATE LETTER. No later than five days after the date of this Agreement, Bankers shall cause to be delivered to Sovereign the Letter Agreement attached hereto as Exhibit 1, executed by each director and officer set forth thereon.

                  Section 4.14 PUBLICATION OF COMBINED FINANCIAL RESULTS. Sovereign shall use reasonable efforts to publish as soon as possible, but no later than 30 days after the end of the first month after the Effective Date in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Date occurs), combined revenues and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135, provided, however, that Sovereign may delay publishing such information for such period of times as it, in its good faith reasonable judgment, deems necessary or desirable to achieve a bona fide corporate purpose.

                                    ARTICLE V
                                   CONDITIONS
                                   ----------

                  Section 5.01 CONDITIONS TO BANKERS' OBLIGATIONS UNDER THIS AGREEMENT. The obligations of Bankers hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Bankers pursuant to Section 7.03 hereof:

                           (a) CORPORATE PROCEEDINGS. All action required to be
taken by, or on the part of, Sovereign and Sovereign Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Sovereign and Sovereign Bank; and Bankers shall have received certified copies of the resolutions evidencing such authorizations;

                           (b) COVENANTS. The obligations and covenants of
Sovereign required by this Agreement to be performed by Sovereign at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Sovereign;

                           (c) REPRESENTATIONS AND WARRANTIES. The
representations and warranties of Sovereign set forth in this Agreement shall be true and correct, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect with respect to Sovereign;

                           (d) APPROVALS OF REGULATORY AUTHORITIES. Sovereign
shall have received all required approvals of Regulatory Authorities of the Merger, and delivered copies thereof to Bankers; and all notice and waiting periods required thereunder shall have expired or been terminated;

                           (e) NO INJUNCTION. There shall not be in effect any
order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

                           (f) NO MATERIAL ADVERSE EFFECT. Since December 31,
1996, there shall not have occurred any Material Adverse Effect with respect to Sovereign;

                           (g) OFFICER'S CERTIFICATE. Sovereign shall have
delivered to Bankers a certificate, dated the Closing Date and signed, without personal liability, by its chairman or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section 5.01 have been satisfied, to the best knowledge of the officer executing the same;

                           (h) OPINION OF SOVEREIGN'S COUNSEL. Bankers shall
have received an opinion of Stevens & Lee, counsel to Sovereign, dated the Closing Date, in form and substance reasonably satisfactory to Bankers and its counsel to the effect set forth on
Exhibit 5 attached hereto;

                           (i) REGISTRATION STATEMENT. The Registration
Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained;

                           (j) TAX OPINION. Bankers shall have received an
opinion of Stevens & Lee, substantially to the effect set forth on Exhibit 6 attached hereto;

                           (k) APPROVAL OF BANKERS' SHAREHOLDERS. This Agreement
shall have been approved by the shareholders of Bankers by such vote as is required under Bankers' articles of incorporation and bylaws or under Nasdaq requirements applicable to it; and

                           (l) INVESTMENT BANKING OPINION. Bankers shall have
received an oral opinion from Alex. Brown on or before the date of this Agreement and updated in writing as of a date within five (5) days of mailing the Prospectus/Proxy Statement, to the effect that the consideration to be received by shareholders of Bankers pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

                  Section 5.02 CONDITIONS TO SOVEREIGN'S OBLIGATIONS UNDER THIS AGREEMENT. The obligations of Sovereign hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Sovereign pursuant to Section 7.03 hereof:

                           (a) CORPORATE PROCEEDINGS. All action required to be
taken by, or on the part of, Bankers and Bankers Savings to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated by this Agreement and the Bank Plan of Merger, shall have been duly and validly taken by Bankers and Bankers Savings; and Sovereign shall have received certified copies of the resolutions evidencing such authorizations;

                           (b) COVENANTS. The obligations and covenants of
Bankers, required by this Agreement to be performed by it at or prior to the Closing Date shall have been duly performed and complied with in all respects, except where the failure to perform or comply with any obligation or covenant would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Bankers;

                           (c) REPRESENTATIONS AND WARRANTIES. The
representations and warranties of Bankers set forth in this Agreement shall be true and correct as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty (i) which specifically relates to an earlier date or (ii) where the breach of the representation or warranty would not, either individually or in the aggregate, result in a Material Adverse Effect with respect to Bankers;

                           (d) APPROVALS OF REGULATORY AUTHORITIES. Sovereign
shall have received all required approvals of Regulatory Authorities for the Merger, without the imposition of any term or condition that would have a Material Adverse Effect on Sovereign upon completion of the Merger; and all notice and waiting periods required thereunder shall have expired or been terminated;

                           (e) NO INJUNCTION. There shall not be in effect any
order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby;

                           (f) NO MATERIAL ADVERSE EFFECT. Since December 31,
1996, there shall not have occurred any Material Adverse Effect with respect to Bankers.

                           (g) OFFICER'S CERTIFICATE. Bankers shall have
delivered to Sovereign a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (e) of this Section
5.02 have been satisfied, to the best knowledge of the officer executing the same;

                           (h) OPINIONS OF BANKERS' COUNSEL. Sovereign shall
have received an opinion of Thacher Proffitt & Wood, counsel to Bankers, dated the Closing Date, in form and substance reasonably satisfactory to Sovereign and its counsel to the effect set forth on Exhibit 7 attached hereto;

                           (i) REGISTRATION STATEMENT. The Registration
Statement shall be effective under the Securities Act and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement, shall have been obtained;

                           (j) TAX OPINION. Sovereign shall have received an
opinion of Stevens & Lee, its counsel, substantially to the effect set forth on
Exhibit 6 attached hereto;

                           (k) POOLING LETTER. Sovereign shall have received an
opinion from Ernst & Young to the effect that the Merger will be treated as a "pooling of interests" for financial accounting purposes;

                           (l) PHASE I ENVIRONMENTAL AUDIT RESULTS. The results
of any "phase I environmental audit" conducted pursuant to Section 4.11(a)(ii) with respect to owned or occupied bank premises shall be reasonably satisfactory to Sovereign; provided, however, that (i) any such environmental audit must be initiated within 45 days of the date of this Agreement, (ii) Sovereign must elect to terminate this Agreement or waive its right to terminate the Agreement under this Section 5.02(l) within 15 days of receiving the results of such environmental audit and (iii) Sovereign may not terminate this Agreement under this Section 5.02(l) unless the results of such audits result in a Material Adverse Effect;

                           (m) LIQUIDATION ACCOUNT. Neither the Merger or
consummation of the Bank Plan of Merger shall require Sovereign, Bankers or any Subsidiary of either to distribute to depositors the liquidation account established by Bankers Savings in connection with its conversion from mutual to stock form;

                           (n) PENSION PLANS. With respect to each pension plan
subject to Title IV of ERISA, (i) the present value of the accrued benefits under such plan shall not, as of the Closing Date, exceed the then current value of the assets of such plan allocable to such accrued benefits and (ii) no amounts shall be contributed by Bankers or any Bankers Subsidiary to any such pension plan in the one year period preceding the Closing Date;

                           (o) APPROVAL OF SOVEREIGN'S SHAREHOLDERS. This
Agreement shall have been approved by the shareholders of Sovereign by such vote as is required under Sovereign's articles of incorporation and bylaws or under Nasdaq requirements applicable to it; and

                           (p) INVESTMENT BANKING OPINION. Sovereign shall have
received an oral opinion from Ryan, Beck & Co., Inc. on or before the date of this Agreement and updated in writing as of a date within five (5) days of mailing the Prospectus/Proxy Statement to the effect that the Merger is fair to Sovereign.

                                   ARTICLE VI
                        TERMINATION, WAIVER AND AMENDMENT
                        ---------------------------------

                  Section 6.01 TERMINATION. This Agreement may be terminated on or at any time prior to the Closing Date:

                           (a) By the mutual written consent of the parties
hereto;

                           (b) By Sovereign or Bankers:

                                    (i) if there shall have been any breach of
         any representation, warranty, covenant or other obligation of Sovereign which results in a Material Adverse Effect with respect to Sovereign, on the one hand, or of Bankers which results in a Material Adverse Effect with respect to Bankers, on the other hand, and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied;

                                    (ii) if the Closing Date shall not have
         occurred on or before November 30, 1997, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date; or

                                    (iii) if either party has been informed in
         writing by a Regulatory Authority whose approval or consent has been requested that such approval or consent is unlikely to be granted, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date; or

                           (c) By Bankers, on the Closing Date if both of the
following conditions are satisfied:

                                    (1) the Sovereign Market Value as of the
         close of business on the Determination Date shall be less than $10.31; and

                                    (2) (i) the quotient obtained by dividing
         the Sovereign Market Value as of the close of business on the Determination Date by $13.75 (such number being referred to herein as the "Sovereign Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (2)(ii).

SUBJECT, HOWEVER, to the following: If Bankers shall elect to terminate this Agreement pursuant to this Section 6.01(c), it shall give written notice thereof to Sovereign on the Closing Date; but provided further, that Sovereign shall have the option to elect to increase the Exchange Ratio to equal the quotient obtained by dividing $23.90 by the Sovereign Market Value determined as of the close of business on the Determination Date, whereupon no termination shall have occurred pursuant to this Section 6.01(c) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" or "Applicable Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 6.01(c).

                           For purposes of this Section 6.01(c), the following
terms shall have the meanings indicated.

                           "Determination Date" shall mean the date immediately
preceding the Closing Date.

                           "Index Group" shall mean the fifteen thrift holding
companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which have been determined based upon the number of shares of outstanding common stock) redistributed proportionately for purposes of determining the Index Price. The fifteen thrift holding companies and the weights attributed to them are as follows:

                 THRIFT HOLDING COMPANIES                       % WEIGHTING

GreenPoint Financial Corp.                                            8.56%

Charter One Financial                                                 8.37%

Dime Bancorp, Inc.                                                   18.88%

TCF Financial Corp.                                                   6.26%

Glendale Federal Bank, FSB                                            8.98%

Washington Federal, Inc.                                              7.77%

First Financial Corp.                                                 6.63%

Long Island Bancorp, Inc.                                             4.41%

Bank United Corp.                                                     5.69%

Astoria Financial Corporation                                         3.87%

Peoples Heritage Finl Group                                           5.09%

Coast Savings Financial                                               3.35%

Commercial Federal Corporation                                        3.87%

Collective Bancorp, Inc.                                              3.68%

Downey Financial Corp.                                                4.59%

Total                                                               100.00%
                                                                    =======


                           "Index Price" on a given date shall mean the weighted
average (weighted in accordance with the factors listed above) of the closing sales prices of the companies composing the Index Group (reported as provided with respect to the Sovereign Market Value).

                           "Starting Date" shall mean February 4, 1997.

If any company belonging to the Index Group or Sovereign declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or Sovereign shall be appropriately adjusted for the purposes of applying this Section 6.01(c).

                  Section 6.02 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(d), Section 4.10(b)(iii) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Sovereign or Bankers to the other, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement or any fraudulent breach of a representation or warranty.

                                   ARTICLE VII
                                  MISCELLANEOUS
                                  -------------

                  Section 7.01 EXPENSES. Except for the cost of printing and mailing the Proxy Statement/Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

                  Section 7.02 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants set forth in Sections 1.02(d)(i) and (iii), 1.02(g), 4.05, and 4.11(a) and (c) which will survive the Merger, shall terminate on the Closing Date; provided, however, that the covenants contained in Sections 4.11(a) and (c) shall survive the Merger only for a period of one (1) year.

                  Section 7.03 AMENDMENT, EXTENSION AND WAIVER. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                  Section 7.04 ENTIRE AGREEMENT. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; PROVIDED, HOWEVER, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Sections 1.02(d)(i) and (iii), 1.02(g), 4.05, and 4.11(a) and (c) with respect to indemnification, employee benefits and certain other matters, and provided, further, that any such rights, remedies, obligations or liabilities conferred pursuant to Sections 4.11(a) and (c) shall terminate and expire one (1) year from the Effective Date.

                  Section 7.05 NO ASSIGNMENT. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

                  Section 7.06 NOTICES. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

                           (a)      If to Sovereign, to:
                                    Sovereign Bancorp, Inc.
                                    1130 Berkshire Boulevard
                                    Wyomissing, Pennsylvania  19610

                                    Attention: Jay S. Sidhu, President and Chief
                                                   Executive Officer

                                    Telecopy No.:  (610) 320-8448

                                    with a copy to:

                                    Stevens & Lee
                                    111 North Sixth Street
                                    Reading, Pennsylvania  19601

                                    Attention:  Joseph M. Harenza, Esquire and
                                                       David W. Swartz, Esquire

                                    Telecopy No.:  (610) 376-5610

                           (b)      If to Bankers, to:

                                    Bankers Corp.
                                    210 Smith Street
                                    Perth Amboy, New Jersey  08861

                                    Attention:  Joseph P. Gemmell
                                                  Chairman, President and Chief
                                                  Executive Officer

                                    Telecopy No.:  (908) 324-7813
                                    with copies to:

                                    Thacher Proffitt & Wood
                                    Two World Trade Center
                                    New York, New York  10048

                                    Attention:  Omer S.J. Williams, Esquire

                                    Telecopy No.:  (212) 432-7152

                  Section 7.07 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

                  Section 7.08 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  Section 7.09 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

                  Section 7.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                  SOVEREIGN BANCORP, INC.

                                  By /s/ Jay S. Sidhu
                                    ----------------------------
                                     Jay S. Sidhu
                                     President and Chief
                                     Executive Officer


                                  BANKERS CORP.

                                  By /s/ Joseph P. Gemmell
                                    ---------------------------
                                    Joseph P. Gemmell,
                                    Chairman, President and Chief
                                    Executive Officer

                                                                       EXHIBIT 1


                                                     February 5, 1997



Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, Pennsylvania  19610

Ladies and Gentlemen:

         Sovereign Bancorp, Inc. ("Sovereign") and Bankers Corp. ("Bankers") desire to enter into an agreement dated February 5, 1997 ("Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) Bankers will merge with and into Sovereign with Sovereign surviving the merger, and (b) shareholders of Bankers will receive common stock of Sovereign in exchange for common stock of Bankers outstanding on the closing date (the foregoing, collectively, referred to herein as the "Merger").

         Sovereign has required, as a condition to its execution and delivery to Bankers of the Agreement, that the undersigned, being directors, executive officers and major shareholders of Bankers, execute and deliver to Sovereign this Letter Agreement.

         Each of the undersigned, in order to induce Sovereign to execute and deliver to Bankers the Agreement, hereby irrevocably:

                  (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of Bankers called to vote for approval of the Merger so that all shares of common stock of Bankers then owned by the undersigned will be counted for the purpose of determining the presence of a quorum at such meetings and to vote all such shares (i) in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Bankers), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving Bankers;

                  (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Bankers, to approve or adopt the Agreement;

Sovereign Bancorp, Inc.
February 5, 1997
Page 2


                  (c) Agrees to use reasonable best efforts to cause the Merger to be consummated;

                  (d) Agrees not to sell, transfer or otherwise dispose of any common stock of Bankers on or prior to the record date for the meeting of Bankers shareholders to vote on the Merger;

                  (e) Except as permitted by Section 4.06 of the Agreement, agrees not to solicit, initiate or engage in any negotiations or discussions with any party other than Sovereign with respect to any offer, sale, transfer or other disposition of, any shares of common stock of Bankers now or hereafter owned by the undersigned;

                  (f) Agrees not to offer, sell, transfer or otherwise dispose of any shares of common stock of Sovereign received in the Merger, except (i) at such time as a registration statement under the Securities Act of 1933, as amended ("Securities Act") covering sales of such Sovereign common stock is effective and a prospectus is made available under the Securities Act, (ii) within the limits, and in accordance with the applicable provisions of, Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of counsel satisfactory to Sovereign or as described in a "no-action" or interpretive letter from the staff of the Securities and Exchange Commission ("SEC"), is not required to be registered under the Securities Act; and acknowledges and agrees that Sovereign is under no obligation to register the sale, transfer or other disposition of Sovereign common stock by the undersigned or on behalf of the undersigned, or to take any other action necessary to make an exemption from registration available;

                  (g) Notwithstanding the foregoing, agrees not to sell, or in any other way reduce the risk of the undersigned relative to, any shares of common stock of Bankers or of common stock of Sovereign, during the period commencing thirty days prior to the effective date of the Merger and ending on the date on which financial results covering at least thirty days of post-Merger combined operations of Sovereign and Bankers have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies;

                  (h) Agrees that Sovereign shall not be bound by any attempted sale of any shares of Sovereign common stock, and Sovereign's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and further agrees that

Sovereign Bancorp, Inc.
February 5, 1997
Page 3


the certificate representing shares of Sovereign common stock owned by the undersigned may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement;

                  (i) Acknowledges and agrees that the provisions of subparagraphs (f), (g) and (h) hereof also apply to shares of Sovereign common stock received in the Merger (or any shares of Bankers common stock or of Sovereign common stock, whether or not received in the Merger, for the period referred to in subparagraph (g) above) owned by (i) his or her spouse, (ii) any of his or her relatives or relatives of his or her spouse occupying his or her home, (iii) any trust or estate in which he or she, his or her spouse, or any such relative owns at least a 10% beneficial interest or of which any of them serves as trustee, executor or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, any affiliate of the undersigned, his or her spouse, or any such relative owns at least 10% of any class of equity securities or of the equity interest;

                  (j) Represents that the undersigned has no plan or intention to sell, exchange, or otherwise dispose of any shares of common stock of Sovereign to be received in the Merger prior to expiration of the time period referred to in subparagraph (g) hereof; and

                  (k) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

         The obligations set forth herein shall terminate concurrently with any termination of the Agreement.
                            ------------------------

         This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement. ------------------------

         This Letter Agreement shall terminate concurrently with any termination of the Agreement in accordance with its terms.
                            ------------------------

         The undersigned intend to be legally bound hereby.

Sovereign Bancorp, Inc.
February 5, 1997
Page 4




                              Sincerely,


                              ----------------------------------
                              Name

                              ----------------------------------
                              Title

                                                                       EXHIBIT 2


                             STOCK OPTION AGREEMENT
                             ----------------------

                  THIS STOCK OPTION AGREEMENT ("Stock Option Agreement") dated February 5, 1997, is by and between SOVEREIGN BANCORP, INC., a Pennsylvania corporation ("Sovereign") and BANKERS CORP. a New Jersey corporation ("Bankers").

                                   BACKGROUND
                                   ----------

                  1. Sovereign and Bankers desire to enter into a Agreement and Plan of Merger, dated February 5, 1997 (the "Agreement"), providing, among other things, for the acquisition by Sovereign of Bankers through the merger of Bankers with and into Sovereign, with Sovereign surviving the merger (the "Merger").

                  2. As a condition to Sovereign to enter into the Plan, Bankers is granting to Sovereign an option to purchase up to that number of shares of common stock of Bankers as shall equal 19.9% of shares of common stock of Bankers issued and outstanding immediately prior to such purchase, on the terms and conditions hereinafter set forth.

                                    AGREEMENT
                                    ---------

                  In consideration of the foregoing and the mutual covenants and agreements set forth herein, Sovereign and Bankers, intending to be legally bound hereby, agree:

                  1. GRANT OF OPTION. Bankers hereby grants to Sovereign, on the terms and conditions set forth herein, the option to purchase (the "Option") up to 2,463,258 shares (as adjusted as set forth herein, the "Option Shares") of common stock, par value $.01 per share (the "Common Stock"), of Bankers at a price per share (as adjusted as set forth herein, the "Option Price") equal to the lower of (i) $22.50 or (ii) the lowest price per share that a person or a group, other than Sovereign or an affiliate of Sovereign, paid or offers to pay after the date hereof for Common Stock in a transaction constituting a Triggering Event under Section 2 hereof.

                  2. EXERCISE OF OPTION. Provided that (i) Sovereign shall not be in breach of the agreements or covenants contained in this Agreement or the Plan, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, upon or after the occurrence of a Triggering Event (as such term is hereinafter defined) and until termination of this Stock Option Agreement in accordance with the provisions of
Section 21, Sovereign may exercise the Option, in whole or in part, at any time or one or more times, from time to time. As used herein, the term "Triggering Event" means the occurrence of any of the following events:

                           (a) a person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder), other than Sovereign or an affiliate of Sovereign, acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 10% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission);

                           (b) a person or group, other than Sovereign or an affiliate of Sovereign, enters into an agreement or letter of intent with Bankers pursuant to which such person or group or any affiliate of such person or group would (i) merge or consolidate, or enter into any similar transaction, with Bankers, (ii) acquire all or substantially all of the assets or liabilities of Bankers or all or substantially all of the assets or liabilities of Bankers Savings the wholly-owned subsidiary of Bankers ("Bankers Savings"), or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Common Stock (excluding any shares eligible to be reported on Schedule 13G of the Securities and Exchange Commission) or the then outstanding shares of common stock of Bankers Savings, or

                           (c) a person or group, other than Sovereign or an affiliate of Sovereign, publicly announces a bona fide proposal (including a written communication that is or becomes the subject of public disclosure) for (i) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of Bankers or all or substantially all the assets or liabilities of Bankers Savings, or any other business combination involving Bankers or Bankers Savings, or
         (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Common Stock or the then outstanding shares of common stock of Bankers Savings (collectively, a "Proposal"), and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 30 days prior to the meeting of shareholders of Bankers called to vote on the Merger, Bankers' shareholders fail to approve the Merger by the vote required by applicable law at the meeting of shareholders called for such purpose or such meeting has been cancelled; or

                           (d) a person or group, other than Sovereign or an affiliate of Sovereign, makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, Bankers willfully takes any action in a manner which would likely result in the failure of either party to satisfy a material condition to the closing of the Merger or materially reduce the value of the transaction to Sovereign; or

                           (e) Bankers breaches, in any material respect, any binding term of the Agreement with respect to the Merger, or this Stock Option Agreement after a Proposal is made and before it is Publicly Withdrawn or publicly announces an intention to authorize, recommend or accept any such Proposal;

provided, however, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law.

                  If more than one of the transactions giving rise to a Triggering Event under this Section is undertaken or effected, then all such transactions shall give rise only to one Triggering Event, which Triggering Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.

                  "Publicly Withdrawn" for purposes of this Section 2 shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Bankers or in soliciting or inducing any other person (other than Sovereign or an affiliate of Sovereign) to do so.

                  Notwithstanding the foregoing, the obligation of Bankers to issue Option Shares upon exercise of the Option shall be deferred (but shall not terminate) (i) until the receipt of all required governmental or regulatory approvals or consents necessary for Bankers to issue the Option Shares, or Sovereign to exercise the Option, or until the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares, and, in each case, notwithstanding any provision to the contrary set forth herein, the Option shall not expire or otherwise terminate.

                  Bankers shall notify Sovereign promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by Bankers shall not be a condition to the right of Sovereign to exercise the Option. Bankers will not take any action which would have the effect of preventing or disabling Bankers from delivering the Option Shares to Sovereign upon exercise of the Option or otherwise performing its obligations under this Stock Option Agreement. In the event Sovereign wishes to exercise the Option, Sovereign shall send a written notice to Bankers (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals or the expiration of any legally required notice or waiting period, if any.

                  3. PAYMENT AND DELIVERY OF CERTIFICATES. At any Closing hereunder, (a) Sovereign will make payment to Bankers of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by Bankers, (b) Bankers will deliver to Sovereign a stock certificate or certificates representing the number of Option Shares so purchased, registered in the name of Sovereign or its designee, in such denominations as were specified by Sovereign in its notice of exercise, and (c) Sovereign will pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

                  A legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Stock Option Agreement, which legend will read substantially as follows:

                           "The shares of stock evidenced by this certificate have not been the subject of a registration statement filed under the Securities Act of 1933, as amended (the "Act"), and declared effective by the Securities and Exchange Commission. These shares may not be sold, transferred or otherwise disposed of prior to such time unless Bankers Corp. receives an opinion of counsel stating that an exemption from the registration provisions of the Act is available for such transfer."

                  4. REGISTRATION RIGHTS. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from Sovereign, Bankers shall prepare and file as soon as practicable a registration statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission covering the Option and such number of Option Shares as Sovereign shall specify in its request, and Bankers shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that Sovereign shall in no event have the right to have more than one such registration statement become effective, and provided further that Bankers shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which counsel to Bankers delivers to Bankers and to Sovereign its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition; provided, however, that Bankers may delay any registration of Option Shares above for a period not exceeding 90 days provided Bankers shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Bankers. Sovereign shall provide all information reasonably requested by Bankers for inclusion in any registration statement to be filed hereunder. In connection with such filing, Bankers shall use its best efforts to cause to be delivered to Sovereign such certificates, opinions, accountant's letters and other documents as Sovereign shall reasonably request and as are customarily provided in connection with registration of securities under the Securities Act of 1933, as amended. Bankers shall provide to Sovereign such number of copies of the preliminary prospectus and final prospectus and any amendments and supplements thereto as Sovereign may reasonably request. All reasonable expenses incurred by Bankers in complying with the provisions of this Section 4, including, without limitation, all registration and filing fees, reasonable printing expenses, reasonable fees and disbursements of counsel for Bankers and blue sky fees and expenses, shall be paid by Bankers. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to Sovereign and any other expenses incurred by Sovereign in connection with such filing shall be borne by Sovereign. In connection with such filing, Bankers shall indemnify and hold harmless Sovereign against any losses, claims, damages or liabilities, joint or several, to which Sovereign may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and Bankers will reimburse Sovereign for any legal or other expense reasonably incurred by Sovereign in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Bankers will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Sovereign specifically for use in the preparation thereof. Sovereign will indemnify and hold harmless Bankers to the same extent as set forth in the immediately preceding sentence but only with reference to written information furnished by or on behalf of Sovereign for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and Sovereign will reimburse Bankers for any legal or other expense reasonably incurred by Bankers in connection with investigating or defending any such loss, claim, damage, liability or action.

                  5. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the Common Stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

                  6. FILINGS AND CONSENTS. Each of Sovereign and Bankers will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Stock Option Agreement. Within 10 days from the date hereof, Sovereign shall file a report of beneficial ownership on Form 13D with the Securities and Exchange Commission under the Exchange Act which discloses the rights of Sovereign hereunder.

                  7. REPRESENTATIONS AND WARRANTIES OF BANKERS. Bankers hereby represents and warrants to Sovereign as follows:

                           (a) DUE AUTHORIZATION. Bankers has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by Bankers. This Stock Option Agreement constitutes a legal, valid and binding obligation of Bankers, enforceable against Bankers in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                           (b) AUTHORIZED SHARES. Bankers has taken all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

                  8. REPRESENTATIONS AND WARRANTIES OF SOVEREIGN. Sovereign hereby represents and warrants to Bankers that Sovereign has full corporate power and authority to execute, deliver and perform this Stock Option Agreement and all corporate action necessary for execution, delivery and performance of this Stock Option Agreement has been duly taken by Sovereign. This Stock Option Agreement constitutes a legal, valid and binding obligation of Sovereign, enforceable against Sovereign in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                  9. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Stock Option Agreement and that the obligations of the parties hereto shall be specifically enforceable.

                  10. ENTIRE AGREEMENT. This Stock Option Agreement and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                  11. ASSIGNMENT OR TRANSFER. Sovereign may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to a subsidiary of Sovereign. Sovereign represents that it is acquiring the Option for Sovereign's own account and not with a view to, or for sale in connection with, any distribution of the Option or the Option Shares. Sovereign is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to
Section 5 of the Securities Act of 1933, as amended, but instead each is being offered in reliance upon the exemption from the registration requirement provided by Section 4(2) thereof and the representations and warranties made by Sovereign in connection therewith.

                  12. AMENDMENT OF STOCK OPTION AGREEMENT. By mutual consent of the parties hereto, this Stock Option Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

                  13. VALIDITY. The invalidity or unenforceability of any provision of this Stock Option Agreement shall not affect the validity or enforceability of any other provisions of this Stock Option Agreement, which shall remain in full force and effect.

                  14. NOTICES. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by telegram or telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                           (i)      If to Sovereign, to:

                                    Sovereign Bancorp, Inc.
                                    1130 Berkshire Boulevard
                                    Wyomissing, Pennsylvania  19610

                                    Attention:  Jay S. Sidhu, President
                                                     and Chief Executive Officer

                                    Telecopy No.:  (610) 320-8448

                                    with a copy to:

                                    Stevens & Lee
                                    111 North Sixth Street
                                    P.O. Box 679
                                    Reading, Pennsylvania  19603

                                    Attention:  Joseph M. Harenza, Esquire
                                                       David W. Swartz, Esquire

                                    Telecopy No.:  (610) 376-5610

                           (ii)     If to Bankers, to:

                                    Bankers Corp.
                                    210 Smith Street
                                    Perth Amboy, New Jersey  08861

                                    Attention:  Joseph P. Gemmell
                                                Chairman of the Board, President
                                                and Chief Executive Officer

                                    Telecopy No.:  (908) 324-7813

                                    with copies to:

                                    Thacher Proffitt & Wood
                                    Two World Trade Center
                                    New York, New York  10048

                                    Attention:  Omer S.J. Williams, Esquire

                                    Telecopy No.:  (212)  432-7152
or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                  15. GOVERNING LAW. This Stock Option Agreement shall be governed by and construed in accordance with the domestic internal law (but not the law of conflicts of law) of the Commonwealth of Pennsylvania.

                  16. CAPTIONS. The captions in this Stock Option Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

                  17. WAIVERS AND EXTENSIONS. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Stock Option Agreement and/or
(ii) the other party's performance of any of its obligations set forth in this Stock Option Agreement.

                  18. PARTIES IN INTEREST. This Stock Option Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, nothing in this Stock Option Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Stock Option Agreement.

                  19. COUNTERPARTS. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  20. EXPENSES. Subject to the terms of the Plan and except as otherwise provided herein, all costs and expenses incurred by the parties hereto in connection with the transactions contemplated by this Stock Option Agreement or the Option shall be paid by the party incurring such cost or expense.

                  21. TERMINATION. This Stock Option Agreement shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time or (B) termination of the Agreement in accordance with the terms thereof, except that if the Agreement is terminated by Sovereign pursuant to
Section 6.01(b)(i) of the Agreement or pursuant to Section 6.01(b)(ii) of the Agreement (provided the failure of the occurrence of the event specified in Section 6.01(b)(ii) of the Agreement shall be due to the failure of Bankers to perform or observe its agreements set forth in the Agreement required to be performed or observed by Bankers prior to the Closing Date (as defined in the Agreement)), this Stock Option Agreement shall not terminate until one year after the date of termination of the Agreement.

                  IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer and has caused its corporate seal to be affixed hereunto and to be duly attested, all as of the day and year first above written.

                                  SOVEREIGN BANCORP, INC.

                                  By________________________________
                                             Jay S. Sidhu,
                                             President and Chief
                                             Executive Officer

                                  BANKERS CORP.

                                  By________________________________
                                             Joseph P. Gemmell
                                             Chairman of the Board,
                                             President and Chief Executive
                                             Officer

                                                                       EXHIBIT 3


                               BANK PLAN OF MERGER
                               -------------------


                  THIS BANK PLAN OF MERGER ("Plan of Merger") dated February 5, 1997, is by and between SOVEREIGN BANK, a Federal Savings Bank ("Sovereign Bank"), and BANKERS SAVINGS ("Bankers Savings").

                                   BACKGROUND
                                   ----------

                  1. Sovereign Bank is a federal savings bank and a wholly-owned subsidiary of Sovereign Bancorp, Inc., a Pennsylvania corporation ("Sovereign"). The authorized capital stock of Sovereign Bank consists of 1,000 shares of common stock, par value $1.00 per share ("Sovereign Bank Common Stock"), of which at the date hereof 1,000 shares are issued and outstanding.

                  2. Bankers Savings is a New Jersey state-chartered savings bank and a wholly-owned subsidiary of Bankers Corp., a New Jersey corporation ("Bankers"). The authorized capital stock of Bankers Savings consists of 10,000,000 shares of common stock, par value $5.00 per share ("Bankers Savings Common Stock"), of which at the date hereof 500,000 shares are issued and outstanding.

                  3. The respective Boards of Directors of Sovereign Bank and Bankers Savings deem the merger of Bankers Savings with and into Sovereign Bank, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective shareholders.

                  4. The respective Boards of Directors of Sovereign Bank and Bankers Savings have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of Sovereign and Bankers have adopted resolutions approving an Agreement dated February __, 1997 (the "Agreement") between Sovereign and Bankers, pursuant to which this Plan of Merger is being executed by Sovereign Bank and Bankers Savings.

                                    AGREEMENT
                                    ---------

                  In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the United States of America, the Commonwealth of Pennsylvania, and the State of New Jersey Sovereign Bank and Bankers Savings, intending to be legally bound hereby, agree:

                                    ARTICLE I
                                     MERGER
                                     ------

                  Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the United States of America, the Commonwealth of Pennsylvania, and the State of New Jersey on the Effective Date (as that term is defined in Article V hereof): Bankers

Savings shall merge with and into Sovereign Bank; the separate existence of Bankers Savings shall cease; and Sovereign Bank shall be the surviving corporation (such transaction referred to herein as the "Merger" and Sovereign Bank, as the surviving corporation in the Merger, referred to herein as the "Surviving Bank"). Sovereign Bank will have its home office at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 and its branch offices at the locations listed on Exhibit "A."

                                   ARTICLE II
                               CHARTER AND BYLAWS
                               ------------------

                  On and after the Effective Date, the Charter and Bylaws of Sovereign Bank, as in effect immediately prior to the Effective Date, shall automatically be and remain the Charter and Bylaws of the Surviving Bank, until altered, amended or repealed.

                                   ARTICLE III
                         BOARD OF DIRECTORS AND OFFICERS
                         -------------------------------

                  3.1 BOARD OF DIRECTORS. On and after the Effective Date, the directors of the Surviving Bank shall consist of the directors of Sovereign Bank duly elected and holding office immediately prior to the Effective Date and Joseph P. Gemmell. The names and residence addresses of the directors are:

         NAME                                   RESIDENCE ADDRESS

Joseph P. Gemmell                   94 Southview Terrace
                                             Middletown, New Jersey  07748

Brian Hard                          10 Seven Springs Drive
                                             Reading, Pennsylvania  19607

Stewart B. Kean                     Liberty Hall, Morris Avenue
                                             Union, New Jersey  07083

Joseph E. Lewis                     819 Apple Drive, Drexelwood
                                             Wyomissing, Pennsylvania 19610

Howard D. Mackey                    191 North Main Street
                                             Boonton, New Jersey  07005

Richard E. Mohn                     2630 Old Orchard Road
                                             Lancaster, Pennsylvania 17601

Rhoda S. Oberholtzer                807 Lititz Pike
                                             Lititz, Pennsylvania 17543

Patrick J. Petrone                  27 Harold Place
                                             Clifton, New Jersey  07013

Michael J. Quigley, III             8 Spring Lake Drive
                                             Far Hills, New Jersey 07931

Daniel K. Rothermel                 R.D. #11, Box 359C
                                             Reading, Pennsylvania 19610

Elizabeth B. Rothermel              Four Trent Place
                                             Wyomissing, Pennsylvania 19610

Robert A. Sadler                    3551 North Drive
                                             Bethlehem, Pennsylvania  18015

Jay S. Sidhu                        12 Quail Ridge
                                             Reading, Pennsylvania 19607

Cameron C. Troilo                   Sandy Run and Afton Avenues
                                             Yardley, Pennsylvania 19067

G. Arthur Weaver                    63 Heister Avenue
                                             New Holland, Pennsylvania 17557

Dr. Paul B. Wieand                  196 Red Hill Road
                                             Ottsville, Pennsylvania  18942

Theodore Ziaylek, Jr.               140 Riverview Drive
                                             Yardley, Pennsylvania 19067

                  3.2 OFFICERS. On and after the Effective Date, the officers of the Surviving Bank shall consist of the officers of Sovereign Bank duly elected and holding office immediately prior to the Effective Date. The names and titles of the officers are:

                  NAME                                        TITLE

Jay S. Sidhu                                President and Chief Executive
                                                       Officer

Karl D. Gerhart                             Treasurer and Chief Financial
                                                       Officer

Lawrence M. Thompson, Jr.                   Secretary and Chief Administrative
                                                       Officer

Dana J. Albera                              Assistant Secretary

                                   ARTICLE IV
                              CONVERSION OF SHARES
                              --------------------

                  4.1 STOCK OF SOVEREIGN BANK. Each share of Sovereign Bank Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of common stock of the Surviving Bank.

                  4.2 STOCK OF BANKERS SAVINGS. Each share of Bankers Savings Common Stock issued and outstanding immediately prior to the Effective Date, and each share of Bankers Savings Common Stock issued and held in the treasury of Bankers as of the Effective Date, if any, shall, on the Effective Date, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

                                    ARTICLE V
                          EFFECTIVE DATE OF THE MERGER
                          ----------------------------

                  The Merger shall be effective on the date on which all filings with government agencies, as may be required under applicable laws and regulations for the Merger to become effective, are made and accepted by the applicable agencies (the "Effective Date").

                                   ARTICLE VI
                              EFFECT OF THE MERGER
                              --------------------

                  6.1 SEPARATE EXISTENCE. On the Effective Date: the separate existence of Bankers Savings shall cease; and all of the property (real, personal and mixed), rights, powers, duties and obligations of Bankers Savings shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

                  6.2 SAVINGS ACCOUNTS. After the Effective Date, Sovereign Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Date.

                  6.3 LIQUIDATION ACCOUNT. After the Effective Date, Sovereign Bank will continue to maintain the Sovereign Bank liquidation account for the benefit of eligible account holders on the same basis as immediately prior to the Effective Date, and Bankers Savings' liquidation account for the benefit of eligible account holders shall automatically be deemed assumed by Sovereign Bank, as of the Effective Date, on the same basis as it existed immediately prior to the Effective Date.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT
                              --------------------

                  The obligations of Sovereign Bank and Bankers Savings to effect the Merger shall be subject to satisfaction, unless duly waived by the party permitted to do so, of the conditions precedent set forth in the Agreement.

                                  ARTICLE VIII
                                   TERMINATION
                                   -----------

                  This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; provided, however, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

                                   ARTICLE IX
                                    AMENDMENT
                                    ---------

                  Subject to applicable law, this Plan of Merger may be amended, by action of the respective Boards of Directors of the parties hereto, at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

                                    ARTICLE X
                                  MISCELLANEOUS
                                  -------------

                  10.1 EXTENSIONS; WAIVERS. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Merger.

                  10.2 NOTICES. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of Section 7.06 of the Agreement.

                  10.3 CAPTIONS. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

                  10.4 COUNTERPARTS. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

                  10.5 GOVERNING LAW. This Plan of Merger shall be governed by and construed in accordance with the laws of the United States of America and, in the absence of controlling Federal law, in accordance with the laws of the Commonwealth of Pennsylvania.

                  IN WITNESS WHEREOF, Sovereign Bank and Bankers Savings have caused this Bank Plan of Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.

                                 SOVEREIGN BANK, a Federal Savings
                                 Bank

                                 By________________________________
                                        Jay S. Sidhu,
                                        President

                                 BANKERS SAVINGS

                                 By________________________________
                                        Joseph P. Gemmell,
                                        Chairman of the Board,
                                        President and Chief
                                        Executive Officer

                                   EXHIBIT "A"
                                TO PLAN OF MERGER


                                 SOVEREIGN BANK
                                BRANCH LOCATIONS
                                ----------------

                                                                       EXHIBIT 4
                                                                       ---------

                         FORM OF AGREEMENT RE: BENEFITS
                         ------------------------------



                                                 February __, 1997



Sovereign Bancorp, Inc.
1130 Berkshire Boulevard
Wyomissing, Pennsylvania  19610

Gentlemen:

         I, the undersigned, hereby acknowledge and agree that an amount not to exceed a present value of $__________ (based on a 6% per annum discount factor) is the maximum amount that I would be entitled to receive from Bankers, any Bankers subsidiary or any of their respective successors or assigns pursuant to any employment agreement, special termination agreement, supplemental executive retirement plan, deferred compensation plan, salary continuation plan, or any other benefit or welfare plan assuming that my employment with Bankers or any Bankers subsidiary (or any of their respective successors or assigns) is terminated for any reason, whether voluntarily or involuntarily, on June 30, 1997, and following the Closing Date of the transaction described in the Agreement and Plan of Merger dated as of February 5, 1997 between Sovereign Bancorp, Inc. and Bankers Corp. (the "Agreement"). All capitalized terms used herein but not defined herein shall have the meanings given to them in the Agreement.

         This letter is subject to the acknowledgement and agreement of Sovereign Bancorp, Inc., as evidenced below, that the amount shown above reflects a good faith estimate of the amounts that will be payable to me in the event of my termination of employment on or after the Closing Date, as defined in the Agreement, and may be subject to adjustment upon an actual termination of my employment to reflect increases in my

Sovereign Bancorp, Inc.
February __, 1997
Page 2


compensation and benefits due to the passage of time or in accordance with the terms of Bankers' employee benefit plans and past practices for routine increases.


                                                     Sincerely,






Acknowledged and Agreed to:

SOVEREIGN BANK, INC.

By________________________

Title_____________________

                                                                       EXHIBIT 5

                     FORM OF OPINION OF COUNSEL TO SOVEREIGN


                  Bankers shall have received from counsel to Sovereign, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal exceptions and qualifications:

                  (a) Sovereign and Sovereign Bank have full corporate power to carry out the transactions contemplated in the Agreement and the Plan of Merger, respectively. The execution and delivery of the Agreement and the Plan of Merger and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of Sovereign and Sovereign Bank, and the Agreement and the Plan constitute valid and legally binding obligations of Sovereign and Sovereign Bank, respectively, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws affecting creditors' rights generally and institutions the deposits of which are insured by the FDIC, and as may be limited by the exercise of judicial discretion in applying principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement or the Plan, nor compliance by Sovereign and Sovereign Bank with any of the respective provisions thereof, will (i) conflict with or result in a breach or default under (A) the articles of incorporation or bylaws of Sovereign or the charter or bylaws of Sovereign Bank, or, (B) to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other material instrument or obligation to which Sovereign or Sovereign Bank is a party; or (ii) based on certificates of officers and without independent verification, to the knowledge of such counsel, result in the creation or imposition of any material lien or encumbrance upon the property of Sovereign or Sovereign Bank, except such material lien, instrument or obligation that has been disclosed pursuant to the Agreement or the Plan; or (iii) violate in any material respect any order, writ, injunction or decree known to such counsel, or any federal or Pennsylvania statute, rule or regulation applicable to Sovereign or Sovereign Bank.

                  (b) Sovereign Bank is a validly existing federally-chartered savings bank organized and in good standing under the laws of the United States of America. The deposits of Sovereign Bank are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation.

                  (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which Sovereign or Sovereign Bank is a party which would, if determined adversely to Sovereign or Sovereign Bank, have a material adverse effect on the financial condition or results of operation of Sovereign and Sovereign Bank taken as a whole, or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

                  (d) No consent, approval, authorization or order of any federal or state court or federal or state governmental agency or body is required for the consummation by Sovereign or Sovereign Bank of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained.

                  (e) Upon the filing and effectiveness of the Articles of Merger with the PDS, the Articles of Merger with the NJSOS, and Articles of Combination with the OTS [and the NJDOB] in accordance with the Agreement and the Plan, the mergers of Sovereign and Bankers and of Sovereign Bank and Bankers Savings contemplated by the Agreement and the Plan, respectively, will have been effected in compliance with all applicable federal and Pennsylvania laws and regulations in all material respects.

                  (f) The shares of Sovereign Common Stock to be issued in connection with the merger of Bankers and Sovereign contemplated by the Agreement have been duly authorized and will, when issued in accordance with the terms of the Agreement, be validly issued, fully paid and nonassessable, free and clear of any mortgage, pledge, lien, encumbrance or claim (legal or equitable).

                  (g) On the sole basis of such counsel's participation in conferences with officers and employees of Sovereign in connection with the Proxy Statement/Prospectus, and without other independent investigation or inquiry, such counsel has no reason to believe that the Proxy Statement/Prospectus, including any amendments or supplements thereto (except for the financial information, financial schedules and other financial or statistical data contained therein and except for any information supplied by Bankers or Bankers Savings for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof, contained any untrue statement of a material fact with respect to Sovereign or omitted to state any material fact with respect to Sovereign necessary to make any statement therein with respect to Sovereign, in light of the circumstances under which it was made, not misleading. Counsel may state in delivering such opinion, that such counsel has not independently verified and does not assume the responsibility for the accuracy, completeness or fairness of any information or statements contained in the Proxy Statement/Prospectus, except with respect to identified statements of law or regulations or legal conclusions relating to Sovereign or the transactions contemplated in the Agreement and the Plan.

                                                                       EXHIBIT 6
                                                                       ---------

                      FORM OF TAX OPINION OF STEVENS & LEE
                      ------------------------------------

         Sovereign and Bankers shall have received an opinion of Stevens & Lee substantially to the effect that, under the provisions of the IRC:

         1. Provided the Merger qualifies as a statutory merger under applicable law, the transfer by Bankers of all of its assets to Sovereign in exchange for Sovereign Common Stock (including fractional share interests) and the assumption by Sovereign of all of Bankers' liabilities will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the IRC.

         2. Bankers and Sovereign will each be "a party to a reorganization" within the meaning of Section 368(b) of the IRC.

         3. Neither Bankers nor Sovereign will recognize any gain or loss upon the transfer of Bankers' assets to Sovereign in exchange solely for Sovereign Common Stock (including fractional share interests) and the assumption by Sovereign of the liabilities of Bankers.

         4. The basis of the Bankers assets in the hands of Sovereign will be the same as the basis of such assets in the hands of Bankers immediately prior to the Merger.

         5. The holding period of the assets of Bankers to be received by Sovereign will include the period during which the assets were held by Bankers.

         6. No gain or loss will be recognized by the shareholders of Bankers on the receipt of Sovereign Common Stock (including fractional share interests) solely in exchange for their shares of Bankers Common Stock.

         7. The basis of the Sovereign Common Stock (including fractional share interests) to be received by the Bankers shareholders in the Merger will be the same as the basis of the Bankers Common Stock surrendered in exchange therefor.

         8. The holding period of the Sovereign Common Stock (including fractional share interests) to be received by the Bankers shareholders in the Merger will include the period during which the Bankers shareholders held their Bankers Common Stock, provided the shares of Bankers Common Stock are held as a capital asset on the Effective Date.

         9. The payment of cash in lieu of fractional share interests of Sovereign Common Stock will be treated as if the fractional share interests were distributed as part of the Merger and then redeemed by Sovereign. Such cash payments will be treated as having been received as distribution in full payment in exchange for the fractional share interests redeemed, as provided in Section 302(a) of the IRC.

         10. The Sovereign Stock Purchase Rights transferred with the shares of Sovereign Common Stock will not constitute "other property" within the meaning of Section 356(a)(1)(B) of the IRC.

         11. As provided in Section 381(c)(2) of the IRC and related Treasury regulations, Sovereign will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Bankers as of the Effective Date. Any deficit in the earnings and profits of Sovereign or Bankers will be used only to offset the earnings and profits accumulated after the Merger.

         12. Pursuant to Section 381(a) of the IRC and related Treasury regulations, Sovereign will succeed to and take into account the items of Bankers described in Section 381(c) of the IRC. Such items will be taken into account by Sovereign subject to the conditions and limitations of Sections 381, 382, 383, and 384 of the IRC and the Treasury regulations thereunder.

         13. Provided the Bank Merger constitutes a statutory merger under applicable law, the Bank Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the IRC.

         14. Bankers Savings and Sovereign Bank will each be "a party to a reorganization" within the meaning of Section 368(b) of the IRC.

         15. Neither Bankers Savings nor Sovereign Bank will recognize any gain or loss upon the transfer of Bankers Savings' assets to Sovereign Bank in constructive exchange solely for Sovereign Bank common stock and the assumption by Sovereign Bank of the liabilities of Bankers Savings.

         16. The basis of the Bankers Savings assets in the hands of Sovereign Bank will be the same as the basis of such assets in the hands of Bankers Savings immediately prior to the Bank Merger.

         17. The holding period of the Bankers Savings assets in the hands of Sovereign Bank will include the period during which such assets were held by Bankers Savings.

         18. No gain or loss will be recognized by Sovereign, as the shareholder of Bankers Savings, upon the constructive receipt of shares of Sovereign Bank common stock in exchange for the Bankers Savings common stock surrendered in exchange therefor in the Bank Merger.

         19. The basis of the Sovereign Bank common stock to be held by Sovereign after the Bank Merger will equal the basis of such stock immediately before the Bank Merger, increased by the basis of the Bankers Savings common stock surrendered in the constructive exchange.

         20. As provided in Section 381(c)(2) of the IRC and related Treasury regulations, Sovereign Bank will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Bankers Savings as of the effective date of the Bank Merger. Any deficit in the earnings and profits of Sovereign Bank or Bankers Savings will be used only to offset the earnings and profits accumulated after the Bank Merger.

         21. Pursuant to Section 381(a) of the IRC and related Treasury regulations, Sovereign Bank will succeed to and take into account the items of Bankers Savings described in Section 381(c) of the IRC. Such items will be taken into account by Sovereign Bank subject to the conditions and limitations of Sections 381, 382, 383, and 384 of the IRC and the Treasury regulations thereunder.

                                                                       EXHIBIT 7
                                                                       ---------

                      FORM OF OPINION OF COUNSEL TO BANKERS


                  Sovereign shall have received from counsel to Bankers, an opinion, dated as of the Closing Date, substantially to the effect that, subject to normal exceptions and qualifications:

                  (a) Bankers and Bankers Savings have full corporate power to carry out the transactions contemplated in the Agreement and the Plan of Merger, respectively. The execution and delivery of the Agreement and the Plan of Merger and the consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary corporate action on the part of Bankers and Bankers Savings, and the Agreement and the Plan constitute a valid and legally binding obligation, in accordance with their respective terms, of Bankers and Bankers Savings, respectively, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws affecting creditors' rights generally and institutions the deposits of which are insured by the FDIC, and as may be limited by the exercise of judicial discretion in applying principles of equity. Subject to satisfaction of the conditions set forth in the Agreement, neither the transactions contemplated in the Agreement and the Plan, nor compliance by Bankers and Bankers Savings with any of the respective provisions thereof, will
(i) conflict with or result in a breach or default under (A) the certificate of incorporation or bylaws of Bankers or the charter or bylaws of Bankers Savings, or (B) based on certificates of officers and without independent verification, to the knowledge of such counsel, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Bankers or Bankers Savings is a party; or (ii) to the knowledge of such counsel, result in the creation or imposition of any material lien, instrument or encumbrance upon the property of Bankers or Bankers Savings, except such material lien, instrument or obligation that has been disclosed to Sovereign pursuant to the Agreement and the Plan, or
(iii) violate in any material respect any order, writ, injunction, or decree known to such counsel, or any statute, rule or regulation applicable to Bankers or Bankers Savings.

                  (b) Bankers Savings is a validly existing state-chartered bank organized and in good standing under the laws of the State of New Jersey. The deposits of Bankers Savings are insured to the maximum extent provided by law by the Federal Deposit Insurance Corporation.

                  (c) There is, to the knowledge of such counsel, no legal, administrative, arbitration or governmental proceeding or investigation pending or threatened to which Bankers or Bankers Savings is a party which would, if determined adversely to Bankers or Bankers Savings, have a material adverse effect on the business, properties, results of operations, or condition, financial or otherwise, of Bankers or Bankers Savings taken as a whole or which presents a claim to restrain or prohibit the transactions contemplated by the Agreement and the Plan, respectively.

                  (d) No consent, approval, authorization, or order of any federal or state court or federal or state governmental agency or body, or of any third party, is required for the consummation by Bankers or Bankers Savings of the transactions contemplated by the Agreement and the Plan, except for such consents, approvals, authorizations or orders as have been obtained.

                  (e) On the sole basis of such counsel's participation in conferences with officers and employees of Bankers in connection with the preparation of the Prospectus/Proxy Statement and without other independent investigation or inquiry, such counsel has no reason to believe that the Prospectus/Proxy Statement, including any amendments or supplements thereto (except for the financial information, financial statements, financial schedules and other financial or statistical data contained therein and except for any information supplied by Sovereign for inclusion therein, as to which counsel need express no belief), as of the date of mailing thereof and as of the date of the meeting of shareholders of Bankers to approve the merger, contained any untrue statement of a material fact or omitted to state a material fact necessary to make any statement therein, in light of the circumstances under which it was made, not misleading. Counsel may state in delivering such opinion, that such counsel has not independently verified and does not assume any responsibility for the accuracy, completeness or fairness of any information or statements contained in the Prospectus/Proxy Statement, except with respect to identified statements of law or regulations or legal conclusions relating to Bankers or Bankers Savings or the transactions contemplated in the Agreement and the Plan.




                                        2